Exhibit 10.9

SECOND AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

by and among

SPIRIT AIRLINES, INC.,

as Issuer;

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,

as Collateral Agent; and

OCM SPIRIT HOLDINGS II, LLC,

OCM SPIRIT HOLDINGS III, LLC,

OCM SPIRIT HOLDINGS III-A, LLC,

INDIGO FLORIDA L.P.,

INDIGO MIRAMAR LLC,

and

THE OTHER PURCHASERS LISTED ON THE SIGNATURE PAGES HEREOF,

as Purchasers

Dated as of July 13, 2006

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of July 13, 2006, and is being entered into by and among Spirit Airlines, Inc., a Delaware corporation (the “Issuer”); Spirit Aviation Services, LLC, a Michigan limited liability company (“Spirit Aviation”); OCM Spirit Holdings II, LLC, a Delaware limited liability company, and successor in interest to OCM Principal Opportunities Fund II, L.P., a Delaware limited partnership and OCM Principal Opportunities Fund III, L.P., a Delaware limited partnership (“Holdings II”); OCM Spirit Holdings III, LLC, a Delaware limited liability company (“Holdings III”); OCM Spirit Holdings III-A, LLC, a Delaware limited liability company (“Holdings III-A”); Indigo Florida L.P., a Cayman Islands exempt limited partnership, and Indigo Miramar LLC, a Delaware limited liability company (collectively and without differentiation, the “Indigo Purchasers”); Jacob Schorr, Julianne B. Schorr, The David B. Schorr Trust U/T/A dated December 31, 1977, The Dina L. Schorr Trust U/T/A dated July 1, 1980, The Elliott A. Schorr Trust U/T/A dated December 31, 1977, and The Raphael A. Schorr Trust U/T/A dated December 31, 1977, (collectively and without differentiation, the “Schorr Family”), Taurus Investment Partners LLC, an Alaskan limited liability company (“Taurus” and together with the Schorr Family the “Schorr Parties” ), Selvin Passen, Nevada Spirit, LLC, a Nevada limited liability company, and successor in interest to Selvin Passen (“Nevada Spirit” and together with Selvin Passen the “Passen Parties”) and Mark Kahan; and Wells Fargo Bank Northwest, National Association, as Collateral Agent.

RECITALS:

WHEREAS, in May 2005, the Issuer, Spirit Aviation, OCM Principal Opportunities Fund II, L.P., a Delaware limited partnership, and OCM Principal Opportunities Fund III, L.P., a Delaware limited partnership, entered into the Note Purchase Agreement, dated as of May 11, 2005 (the “Original Note Purchase Agreement”);

WHEREAS, as of July 12, 2005, the Issuer, Spirit Aviation, Holdings II, the other Existing Purchasers (defined below) party thereto and the Collateral Agent entered into an Amended and Restated Securities Purchase Agreement (“First Amended Purchase Agreement”), pursuant to which, among other things, the Existing Purchasers party thereto made their several commitments to ratably purchase Tranche A Notes pursuant to the terms thereof;

WHEREAS, as of the date of this Agreement, the Existing Purchasers have purchased an aggregate of $66,682,548 principal amount of Tranche A Notes;

WHEREAS, the capitalization of the Issuer as of immediately prior to the date of this Agreement is set forth on Schedule 4.1(k);

WHEREAS, substantially concurrently herewith, the Indigo Purchasers shall purchase an aggregate of 25,000 shares of Class A Preferred Stock from affiliates of Holdings II pursuant to that certain Class A Preferred Stock Purchase Agreement dated as of the date of this Agreement;

WHEREAS, the parties hereto now desire to amend and restate the First Amended Purchase Agreement in its entirety to become effective on and as of the date hereof in order to, among other things, increase the aggregate principal amount of Notes issuable hereunder and to provide for the sale of the Securities (as defined herein) to the Indigo Purchasers, Holdings III and Holdings III-A; and

WHEREAS, on the terms and conditions set forth in this Agreement, the Indigo Purchasers now wish to purchase $45,000,000 of Tranche B Notes and shares of Common Stock and Holdings III and Holdings III-A now wish to purchase an aggregate of $15,000,000 of Tranche B Notes and the Indigo Purchasers, Holdings III and Holdings III-A agree, on the terms and conditions set forth herein, to purchase up to $16,800,000 of additional Tranche B Notes if the conditions set forth herein are satisfied.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, hereby agree that the First Amended Purchase Agreement is hereby amended and restated to read in its entirety as set forth herein.

SECTION 1

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.1 Defined Terms. As used in this Agreement, each capitalized term has the meaning ascribed to it in this Section 1.1:

“2005 Restricted Stock Plan” means the 2005 Restricted Stock Plan of the Issuer.

“Act” means the Air Transportation Safety and System Stabilization Act, P.L. 107-42.

“Actual Cost per Block Hour” means, with respect to any measurement period, (i) the aggregate cost related to all pilot related wages, benefits, payroll taxes, per diem allowances, travel expenses, and training costs and expenses (other than simulator expenses) incurred by the Issuer or its Subsidiaries during such period, divided by (ii) the total block hours flown by the Issuer during such period, as determined on or about January 1, 2008, based on the Issuer’s operating plan for 2008 as approved by the Board of Directors.

“Additional Amounts” has the meaning ascribed to such term in Section 3.8(b) hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and, in the case of a Person who is an individual, shall include (i) members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and (ii) trusts, the trustee and all beneficiaries of which are such specified Person or members of such Person’s immediate family as determined in accordance with the foregoing clause (i). Notwithstanding the foregoing, in no event shall the Issuer and its Subsidiaries be deemed Affiliates of any Holder.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“Airline Assets” has the meaning ascribed to such term in Section 5.2(g) hereof.

“Amendment Documents” means: (i) this Agreement; (ii) the Intercreditor Agreement; (iii) the Collateral Agency Agreement; (iv) the First Amendment to Reimbursement Agreement; (v) the Certificate of Amendment; and (vi) the Investor Rights Agreement, executed by the Issuer and each of the Purchasers.

“Annual Payment Date” means each December 31.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Bankruptcy Event” means the Issuer shall have instituted voluntary bankruptcy proceedings, or shall have consented to the filing of a bankruptcy proceeding against it, or shall have filed a petition or answer or consent seeking reorganization or liquidation under any bankruptcy or similar law or similar statute, or shall have consented to the filing of any such petition, or shall have consented to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or Property, or shall have made a general assignment for the benefit of creditors, or shall have admitted in writing its inability to pay its debts generally as they become due, or shall have, within the meaning of any bankruptcy law, become insolvent, failed generally to pay its debts as they become due, or taken any action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement maintained, contributed to, or required to be contributed to by the Issuer or any Subsidiary or with respect to which the Issuer or any Subsidiary has any Liability or potential Liability.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation, (ii) with respect to a partnership that has a corporation as a general partner, the board of directors of the general partner of the partnership, and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business” shall mean the business of the Issuer and its Subsidiaries as currently conducted.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Business Plan” has the meaning ascribed to such term in Section 4.1(w) hereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash” means money or currency.

“Cash Equivalents” means cash, deposit accounts and Permitted Investments of the type described in clauses (a), (b), (c), (d) and (e) of the definition of “Permitted Investments.”

“Certificate of Amendment” means an amendment to the Certificate of Incorporation of the Issuer in the form attached hereto as Exhibit J.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Issuer as filed with the Secretary of State of the State of Delaware, including the Certificate of Amendment.

“Change in Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders or Subsidiaries of the Issuer, (ii) the consummation of any transaction, or series of related transactions (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, becomes the “beneficial owner” (as such term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, of more than 50% of the Common Stock of the Issuer (calculated on an as-if-converted and fully diluted basis) or, as applicable, more than 50% of the equity of the entity surviving such transaction or (iii) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors. For avoidance of doubt, the implementation of the transactions contemplated by this Agreement shall not constitute a Change in Control.

“Class A Common Stock” means the Class A Common Stock of the Issuer, par value $0.0001 per share.

“Class B Common Stock” means the Class B Common Stock of the Issuer, par value $0.0001 per share.

“Class A Preferred Stock” means the Class A Preferred Stock of the Issuer, par value $0.0001 per share.

“Class B Preferred Stock” means the Class B Preferred Stock of the Issuer, par value $0.0001 per share.

“Closing” has the meaning ascribed to such term in Section 2.3 hereof.

“Closing Date” has the meaning ascribed to such term in Section 2.3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” is a collective reference to the “Collateral” under (and as defined in) each Security Agreement.

“Collateral Agency Agreement” means that certain Amended and Restated Collateral Agency, Subordination and Intercreditor Agreement, dated the date hereof, by and among the Purchasers, the Pari Existing Shareholder Noteholders party thereto, the Issuer, the Guarantor, Goldman Sachs and the Collateral Agent.

“Collateral Agent” means the Collateral Agent for the Holders appointed pursuant to the Collateral Agency Agreement, together with its successors, if any, in such capacity, which as of the date hereof is Wells Fargo Bank Northwest, National Association.

“Collateral Documents” means the Security Agreement, the Collateral Agency Agreement, the Intercreditor Agreement and all other Mortgages, security agreements, instruments and other documents now or hereafter executed by Issuer, any Affiliate of Issuer or any other Person pursuant to this Agreement or any other Transaction Document to secure the payment or performance of the Note Obligations.

“Common Shares” has the meaning ascribed to such term in Section 2.1.

“Common Stock” means the common stock, par value $0.0001 per share, of the Issuer.

“Continuing Director or Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who (i) was a member of such Board of Directors as of the Initial Closing Date, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was elected to such Board of Directors in accordance with Section 8A of the Investor Rights Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Environment” means all air, soil, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Law” means any laws issued, and any conditions thereunder, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

“Equity” of any Person means Capital Stock, securities convertible or exchangeable into Capital Stock, or partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the Capital Stock or a partnership, profits, capital or member interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity treated as a single employer with the Issuer or any Subsidiary for the purposes of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Issuer or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan; (e) the receipt by the Issuer or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan; (f) the incurrence by the Issuer or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Benefit Plan or Multiemployer

Plan; or (g) the receipt by the Issuer or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Issuer or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning ascribed to such term in Section 8.1.

“Exchange Act” has the meaning ascribed to such term in Section 5.2(c).

“Existing Indebtedness” has the meaning ascribed to such term in Section 5.2(e).

“Existing Notes” shall mean those certain 15% Secured Bridge Notes in an aggregate principal amount of $19,456,620 issued pursuant to the Original Note Purchase Agreement and thereafter exchanged for Tranche A Notes, plus accrued and unpaid interest thereon.

“Existing Purchasers” shall mean Holdings II, the Schorr Family, Mark Kahan and Selvin Passen and their respective successors and assigns (including Nevada Spirit and Taurus), in respect of the Tranche A Notes purchased or held by any one or more of them on and after the date of this Agreement, being the Purchasers under the First Amended Purchase Agreement.

“First Amended Purchase Agreement” has the meaning ascribed to such term in the preamble hereof.

“First Amendment to Reimbursement Agreement” means the First Amendment to Reimbursement Agreement, dated the date hereof, entered into by the parties to the Reimbursement Agreement.

“Fiscal Quarter” means a fiscal quarter of the Issuer, ending on the last day of March, June, September or December of each year.

“Fiscal Year” means the fiscal year of the Issuer ending on December 31 of each year.

“GAAP” means generally accepted accounting principles applied in the United States.

“Goldman Sachs” means Goldman Sachs Credit Partners L.P., a Bermuda limited partnership.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit, including, but not limited to, the Reimbursement Agreement, or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning ascribed to such term in Section 10.1 hereof.

“Guarantor” means Spirit Aviation and any Subsidiary of the Issuer which executes a joinder agreement following the date hereof.

“Guarantor Copyright Security Agreement” means an unexecuted Copyright Security Agreement, substantially in the form attached hereto as Exhibit I, by and between the Guarantor and the Collateral Agent for the benefit of the Purchasers to be entered into upon acquisition of such relevant Collateral by the Guarantor.

“Guarantor Patent Security Agreement” means an unexecuted Patent Security Agreement, substantially in the form attached hereto as Exhibit I, by and between the Guarantor and the Collateral Agent for the benefit of the Purchasers to be entered into upon acquisition of such relevant Collateral by the Guarantor.

“Guarantor Security Agreement” means the Security Agreement and Chattel Mortgage, dated as of July 12, 2005, by and between Spirit Aviation and the Collateral Agent for the benefit of Goldman Sachs, as amended and reaffirmed by the Collateral Agency Agreement.

“Guarantor Trademark Security Agreement” means an unexecuted Trademark Security Agreement, substantially in the form attached hereto as Exhibit I, by and between the Guarantor and the Collateral Agent to be entered into upon acquisition of such relevant Collateral by the Guarantor.

“Guaranty” means each guaranty pursuant to the terms of this Agreement made by any Guarantor in favor of the Holders.

“Hazardous Material” means (i) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar meaning and regulatory effect, under any Environmental Law; (ii) petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); and (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority because of its hazardous or dangerous properties.

“Highest Lawful Rate” means the maximum non-usurious rate of interest that the Holders are permitted under applicable law to contract for, take, charge or receive with respect to the Note Obligation in question.

“Holders” means the holders of the Securities issued pursuant to the Original Note Purchase Agreement, the First Amended Purchase Agreement or this Agreement from time to time.

“Holdings II” has the meaning ascribed to such term in the preamble hereto.

“Holdings III” has the meaning ascribed to such term in the preamble hereto.

“Holdings III-A” has the meaning ascribed to such term in the preamble hereto.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations under leases commonly known as synthetic leases or leases that require such Person or its Affiliate to make payments over the term of such lease based on the purchase price or appraised value of the asset subject to such lease plus a marginal interest rate, and used primarily as a financing vehicle for, or to monetize, such asset, and (l) any Capital Stock of such Person in which such Person has a mandatory obligation to redeem such Capital Stock to the extent such Capital Stock is redeemable prior to the Maturity Date. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person holds a partnership interest) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indigo A” means Indigo Florida L.P., a Cayman Islands exempt limited partnership.

“Indigo B” means Indigo Miramar LLC, a Delaware limited liability company.

“Indigo Purchasers” has the meaning ascribed to such term in the preamble hereto.

“Initial Closing” has the meaning ascribed to such term in Section 2.3.

“Initial Closing Date” has the meaning ascribed to such term in Section 2.3.

“Initial Public Offering” shall mean the Issuer shall have consummated the initial offering and sale of shares of Common Stock pursuant to a firmly underwritten public offering registered on Form S-1 (or any successor thereto) and made effective pursuant to the Securities Act of 1933, as amended.

“Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, Internet domain names, copyrights and copyright rights, copyrightable works, patents and patent rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, customer lists, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), databases, and any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights or any of the foregoing, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

“Intercreditor Agreement” means that certain Amended and Restated Shareholder Note Intercreditor Agreement, dated the date hereof, by and among the Issuer, Spirit Aviation, the Collateral Agent and the other parties thereto.

“Investor Rights Agreement” means the Second Amended and Restated Investor Rights Agreement, dated the date hereof, by and among the Issuer, the Purchasers and the other parties thereto.

“Issuer” has the meaning ascribed to such term in the preamble hereto.

“Issuer Confidential Information” has the meaning ascribed to such term in Section 9.11(a) hereof.

“Issuer Copyright Security Agreement” means an unexecuted Copyright Security Agreement, substantially in the form attached hereto as Exhibit I, by and between the Issuer and the Collateral Agent for the benefit of the Purchasers to be entered into upon acquisition of such relevant Collateral by the Issuer.

“Issuer Patent Security Agreement” means an unexecuted Patent Security Agreement, substantially in the form attached hereto as Exhibit I, by and between the Issuer and the Collateral Agent for the benefit of the Purchasers to be entered into upon acquisition of such relevant Collateral by the Issuer.

“Issuer Security Agreement” means the Amended and Restated Security Agreement and Chattel Mortgage, dated as of July 12, 2005, by and between the Issuer and the Collateral Agent for the benefit of the Purchasers, as amended and reaffirmed by the Collateral Agency Agreement.

“Issuer Trademark Security Agreement” means the Trademark Security Agreement, dated as of July 12, 2005, by and between the Issuer and the Collateral Agent for the benefit of the Purchasers, as amended and reaffirmed by the Collateral Agency Agreement.

“Lease” means any lease of real or personal property to which the Issuer or any of its Subsidiaries is a party as lessor or lessee.

“Liabilities” means all Indebtedness, obligations and other liabilities (and contingencies that have become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, security agreement, encumbrance, charge, option or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Adverse Change” means any circumstance or event, individually or in the aggregate, that has had or would be reasonably expected to have a Material Adverse Effect.

“Material Adverse Effect” means any event, change or development, or combination of events, changes or developments, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on (a) the Business, results of operations, assets, liabilities, operations, property, prospects or financial condition of the Issuer, or the Issuer and its Subsidiaries taken as a whole, (b) the right or ability of the Issuer or its Subsidiaries to fully, completely and timely perform any of their obligations under this Agreement and any other of the Transaction Documents to the extent a party thereto, (c) the validity or enforceability of any Transaction Document against the Issuer or any Subsidiary which is a party thereto, or (d) the validity, perfection or priority of any Lien intended to be created under or pursuant to any Transaction Document to secure the Note Obligations.

“Material Agreements” means all agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Issuer or any of its Subsidiaries is a party or by which it is bound other than those (a) where the amount payable under such agreement, understanding, instrument, contract, judgment, order, writ or decree is less than $500,000, or (b) where the amount payable under such agreement, understanding, instrument, contract, judgment, order, writ or decree is in excess of $500,000, if such agreement, understanding, instrument, contract, judgment, order, writ or decree is terminable within 90 days and the amount payable before, at or following such termination does not exceed $500,000.

“Maturity Date” means the earlier of (i) December 30, 2011, or the immediately preceding Business Day if December 30, 2011 is not a Business Day, or (ii) the date on which a Change in Control occurs, or, if such date is not a Business Day, the immediately succeeding Business Day.

“MD-80 Aircraft” means any one of the McDonnell Douglas MD-80 series aircraft operated or formerly operated by the Issuer or any of its Subsidiaries.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Requisite Holders, made by the Issuer or its Subsidiaries in favor of the Collateral Agent for the benefit of the Holders, securing the Note Obligations and delivered to the Collateral Agent pursuant to the terms hereof.

“Multi-employer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nevada Spirit” has the meaning ascribed to such term in the preamble hereto.

“New Pilot Contract” means the Collective Bargaining Agreement to be entered into by and among the Issuer and the airline pilots in the employ of the Issuer, as represented by The Air Line Pilots Association, International.

“Note Obligations” means the sum of all Indebtedness from time to time owing by the Issuer to the Holders under the Notes or any Indebtedness or other obligations owing by the Issuer to the Holders pursuant to this Agreement or any of the Collateral Documents.

“Notes” means collectively, and without differentiation, the Tranche A Notes and the Tranche B Notes.

“Order” means any order, writ, injunction, decree, judgment, award, determination, direction or demand.

“Original Note Purchase Agreement” has the meaning ascribed to such term in the preamble hereof.

“Original Purchasers” has the meaning ascribed thereto in the preamble hereof.

“Pari Passu Indebtedness” means all amounts, including principal and interest, that may arise under those certain notes issued by the Issuer to certain shareholders of the Issuer and described on Exhibit A attached hereto as such notes are in effect as of the date hereof.

“Passen Parties” has the meaning ascribed to such term in the preamble hereof.

“Payment Date” means: (1) any date on which the maturity of any or all of the Notes is accelerated in accordance with Section 8.1(b); (2) any date on which any interest on or principal of the Notes is required to be prepaid in accordance with Section 3.1 or 3.4; and (3) the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Permitted Disclosee” has the meaning ascribed to such term in Section 9.11(a) hereof.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges or levies that are not at the time delinquent or are being contested in compliance with Section 5.1(e);

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of Business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.1(e);

(c) pledges and deposits made in the ordinary course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of Business;

(e) irregularities in title, boundaries, or other survey defects, easements, leases, restrictions, servitudes, permits, reservations, exceptions, zoning restrictions, rights-of-way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Issuer and its Subsidiaries for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, natural gas processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights existing as of the Closing Date or granted by the Issuer or its Subsidiaries in the ordinary course of Business and other similar charges or encumbrances which do not secure the payment of money and otherwise do not materially interfere with the occupation, use and enjoyment by the Issuer or its Subsidiaries of any of the Property of the Issuer or its Subsidiaries in the normal course of Business or materially impair the value thereof;

(f) licenses granted in the ordinary course of Business and leases of Property of the Issuer and its Subsidiaries;

(g) security interests arising by operation of law solely under Article 2 of the UCC to the extent and so long as the “creditor” with respect to such security interests does not have or does not lawfully obtain possession of the goods subject thereto;

(h) Liens securing indebtedness neither created, assumed nor guaranteed by the Issuer upon lands over which easements or similar rights are currently owned or which are acquired by the Issuer in the ordinary course of Business so long as such Liens do not materially interfere with the occupation, use and enjoyment by the Issuer or its Subsidiaries of any of the Property in the normal course of Business or materially impair the value thereof;

(i) any Lien or privilege vested in any lessor, licensor or permittor for rent to become due or for other obligations or acts to be performed, the payment of which rent or the performance of which other obligations or acts is required under leases, subleases, licenses or permits; and

(j) any obligations or duties affecting any of the Property to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Property for the purposes for which it is held.

“Permitted Holders” means the Indigo Purchasers, Holdings II, Holdings III, Holdings III-A and each of their respective Affiliates.

“Permitted Investments” means:

(a) investments in (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), and (ii) direct obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America, which, in the case of both clause (i) and clause (ii) hereof, obligations (x) have been rated investment grade rated by S&P or Moody’s and (y) have maturities within one year from the date of acquisition thereof;

(b) investments in commercial paper or corporate securities maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A2 from S&P or P2 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, or any domestic office of a foreign commercial bank which has a combined capital and surplus and undivided profits in an amount equivalent to not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) shares of money market or similar funds not less than 95% of the assets of which are comprised of investments of the type specified in clauses (a) through (d) above and as to which withdrawals are permitted at least every 30 days.

“Permitted Liens” has the meaning ascribed to such term in Section 5.2(f) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“POF II” has the meaning ascribed to such term in preamble hereto.

“POF III” has the meaning ascribed to such term in preamble hereto.

“Preferred Stock” means the Class A Preferred Stock and the Class B Preferred Stock.

“Prepayment” has the meaning ascribed to such term in Section 3.5 hereof.

“Prepayment Notice” has the meaning ascribed to such term in Section 3.5 hereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed.

“Pro Rata Portion” means with respect to each Holder, the percentage that the outstanding principal amount of Notes held by such Holder bears to the aggregate principal amount of Notes then outstanding (excluding Notes held by the Issuer or its Subsidiaries).

“Purchasers” means, collectively and without differentiation, the Indigo Purchasers, Holdings II, Holdings III, Holdings III-A and the Existing Purchasers, and as the context requires, their successors and permitted assigns.

“Public Offering” means a firmly underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Qualified Public Offering” means a Public Offering that results in aggregate gross proceeds to the Issuer and any selling stockholders in such Public Offering of at least $200,000,000.

“Qualified Recapitalization” shall mean that the Issuer shall have, in one transaction or a series of related transactions, consummated the issuance and sale of shares of capital stock or debt securities of the Issuer for an aggregate purchase price of at least $10,000,000.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the Maturity Date, (ii) may be required to be redeemed at the option of the holder of such class or series of Capital Stock at any time prior to the Maturity Date, or (iii) is convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Maturity Date.

“Register” has the meaning ascribed to such term in Section 9.7(a) hereof.

“Reimbursement Agreement” means that certain Letter of Credit Reimbursement Agreement, dated as of July 15, 2005, by and among the Issuer and Goldman Sachs, as amended and reaffirmed by the First Amendment to Reimbursement Agreement, and as such may be further amended from time to time.

“Reimbursement Obligations” means the obligations of the Issuer pursuant to the Reimbursement Agreement to reimburse Goldman Sachs for amounts drawn under letters of credit issued pursuant to the Reimbursement Agreement or amounts otherwise required to be reimbursed pursuant to the terms of such Reimbursement Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers and employees of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Requisite Holders” means the Tranche A Requisite Holders and Tranche B Requisite Holders.

“Responsible Officer” means the chief executive officer, chief financial officer and secretary of the Issuer.

“Restricted Payment” means with respect to any Person (i) any declaration or payment of dividends on or making of any distributions in respect of the Capital Stock or Equity of such Person (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants, or other rights to purchase Capital Stock (other than Redeemable Stock)) to holders of Capital Stock or Equity of such Person, (ii) any purchase, redemption or other acquisition or retirement for value by such Person (other than through the issuance solely of Capital Stock or Equity (other than Redeemable Stock) or options, warrants or other rights to purchase Capital Stock or Equity (other than Redeemable Stock)) of any Capital Stock or Equity or warrants, rights (other than exchangeable or convertible Indebtedness of such Person not prohibited under clause (iii) below) or options to acquire Capital Stock or Equity of such Person, provided however that any Equity repurchases pursuant to the Issuer’s employee equity incentive plan and authorized by the Board of Directors will not be considered a Restricted Payment, and (iii) any redemption, repurchase, defeasance (including, but not limited to, in substance or legal defeasance), or other acquisition or retirement for value by such Person (other than through the issuance solely of Capital Stock or Equity (other than

Redeemable Stock) or warrants, rights or options to acquire Capital Stock or Equity (other than Redeemable Stock)) (collectively, a “prepayment”), directly or indirectly (including by way of setoff or of amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness), other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment, of any Indebtedness of such Person or any Subsidiary of such Person (other than repayment of all or a portion of the Notes).

“Restricted Securities” has the meaning set forth under Rule 144 promulgated under the Securities Act.

“Retired MD-80 Aircraft” means any of the McDonnell Douglas MD-80 series aircraft and related engines, parts and tooling operated or formerly operated by the Issuer or any of its Subsidiaries from and after the date which the Issuer has removed such equipment from active service.

“Retired MD-80 Charges” means, with respect to any Fiscal Year or portion thereof, the Retired MD-80 Removal Costs less the Retired MD-80 Receivables.

“Retired MD-80 Receivables” means, with respect to any period, in respect of all Retired MD-80 Aircraft, the sum, without duplication, of (1) the total amount of cash received during such period by the Issuer as rent or maintenance reserves pursuant to any lease, sublease or other rental of such Retired MD-80 Aircraft, (2) any cash proceeds received during such period from the sale or other disposition of any Retired MD-80 Aircraft purchased by the Issuer or any of its Subsidiaries after December 31, 2005, (3) in connection with the sale or other disposition of any Retired MD-80 Aircraft owned by the Issuer or any of its Subsidiaries prior to January 1, 2006, to the extent that the cash proceeds received exceed the net book value of such Retired MD-80 Aircraft, that excess amount, and (4) the total amount of cash received during such period by the Issuer for the repayment of any security deposit.

“Retired MD-80 Removal Costs” means, with respect to any period and without duplication, all costs, expenses or other obligations paid or required to be paid during such period in cash by or on behalf of the Issuer or any of its Subsidiaries in respect of all Retired MD-80 Aircraft related to: (1) rent, (2) maintenance reserves, (3) end of lease obligations, including without limitation, costs of satisfying lease return conditions, (4) maintenance, insurance, storage and relocation (including crew, fuel and other ferry costs), (5) any amount paid or required to be paid in connection with the early termination of a lease, (6) the cost of purchase of any Retired MD-80 Aircraft purchased by the Issuer or any of its Subsidiaries after December 31, 2005, (7) in connection with the sale, other disposition or abandonment of any Retired MD-80 Aircraft owned by the Issuer or any of its Subsidiaries prior to January 1, 2006, to the extent that cash proceeds received are less than the net book value of that Retired MD-80 Aircraft, that shortfall, and (8) any amounts paid to any consultant or adviser engaged by the Issuer to manage Retired MD-80 Aircraft. For the avoidance of doubt, payments of principal and interest described on Schedule 2 attached hereto shall not be Retired MD-80 Removal Costs.

“Sale of the Company” shall mean the occurrence of any of the following on or after July 13, 2006: (i) the consummation of any transaction, or series of related transactions (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than

Permitted Holders, becomes the “beneficial owner” (as such term is used in Section 13(d)(3) of the Exchange Act), directly or indirectly, of more than 25% of the Common Stock of the Issuer (calculated on an as-if-converted and fully diluted basis) or, as applicable, more than 25% of the equity of the entity surviving such transaction and (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders or Subsidiaries of the Issuer.

“Schorr Family” has the meaning ascribed to such term in the preamble hereof.

“Schorr Parties” has the meaning ascribed to such term in the preamble hereof.

“Securities” has the meaning ascribed to such term in Section 2.1 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, (A) (i) where applicable, as amended by the Amendment Documents, (ii) the Issuer Security Agreement, (iii) the Guarantor Security Agreement, (iv) the Slot Security Agreement, (v) the Issuer Trademark Security Agreement, and (B) to the extent executed and delivered in the future (i) any Guarantor Trademark Security Agreement, (ii) any Guarantor Copyright Security Agreement, (iii) any Guarantor Patent Security Agreement, (iv) any Issuer Copyright Security Agreement and (v) any Issuer Patent Security Agreement, as applicable to each party thereto, as from time to time amended, restated, supplemented or otherwise modified.

“Slot Security Agreement” means the Slot Security Agreement, dated as of July 12, 2005, by and between the Issuer and the Collateral Agent, as amended and reaffirmed by the Collateral Agency Agreement.

“Spirit Aviation” means the Subsidiary of the Issuer acting as the Guarantor under this Agreement.

“Stated Maturity” means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means those certain notes issued by the Issuer and described on Exhibit C attached hereto as such notes are in effect as of the date hereof.

“Subsequent Closing” has the meaning ascribed to such term in Section 2.3 hereof.

“Subsequent Closing Date” has the meaning ascribed to such term in Section 2.3 hereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Issuer.

“Taurus” has the meaning ascribed to such term in the preamble hereof.

“Tax Returns” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tranche A Notes” means collectively, and without differentiation, the “Senior Secured Notes” (including the Tranche A Notes issued in substitution for the Existing Notes) issued to the Existing Purchasers pursuant to the Original Note Purchase Agreement and the First Amended Purchase Agreement on or before the date hereof in respect of their several commitments thereunder.

“Tranche A Requisite Holders” means the holders of more than fifty percent (50%) of the outstanding principal amount of the Tranche A Notes.

“Tranche B Notes” means the Senior Secured Notes issued to the Indigo Purchasers, Holdings III and Holdings III-A pursuant to this Agreement, aggregating up to $76,800,000 in principal amount.

“Tranche B Purchasers” means the Indigo Purchasers, Holdings III and Holdings III-A in their capacity as purchasers of Tranche B Notes.

“Tranche B Requisite Holders” has the meaning ascribed to such term in Section 5.1 hereof.

“Transaction Documents” means this Agreement, the Notes, the Collateral Documents and all other agreements, certificates, documents, instruments and writings at any time delivered by the Issuer or any Guarantor in connection with the purchase and sale of the Notes (exclusive of the term sheets, commitment letters, correspondence and similar documents used in the negotiation thereof).

“Transactions” means the execution, delivery and performance by the Issuer of this Agreement and the other Transaction Documents, the issuance and sale of the Securities, and the use of the proceeds thereof.

“Trigger Event” has the meaning ascribed to such term in Section 2.6(b) hereof.

“UCC” means the Uniform Commercial Code as adopted in the States of New York and Florida, as from time to time amended.

“Unrestricted Cash” means Cash available to the Issuer for working capital or other purposes which is not subject to any restrictions on use.

“Unrestricted Cash Balance” means the Issuer’s Unrestricted Cash and Unrestricted Cash Equivalent balances, as determined in accordance with GAAP.

“Unrestricted Cash Equivalents” means Cash Equivalents available to the Issuer and not subject to any restrictions on use.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.2 Accounting Terms and Determinations. Except as otherwise expressly provided for in this Agreement, all accounting terms used in this Agreement shall be interpreted, all determinations with respect to accounting matters hereunder shall be made and all financial statements and certificates and reports as to financial matters required to be delivered to the Holders under this Agreement shall be prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Holders under this Agreement.

Section 1.3 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and conversely; words importing one gender include the others; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the word “or” shall not be exclusive (i.e., shall be deemed to include “and/or”); the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to such parts of this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of any Governmental Authority, Persons succeeding to their respective functions and capacities.

SECTION 2

PURCHASE AND SALE OF SECURITIES

Section 2.1 Authorization of Securities. The Issuer has duly authorized, in addition to the outstanding Tranche A Notes, (i) the issuance and sale of the Tranche B Notes to the Indigo Purchasers in the aggregate principal amount of up to $54,000,000 and to Holdings III and Holdings III-A in the aggregate principal amount of up to $22,800,000 and (ii) among other things, (A) an increase in the authorized number of shares of Common Stock and (B) the issuance of an aggregate of 14,999,970 shares of the Issuer’s Common Stock (the “Common Shares,” and together with the Notes, the “Securities”), to the Indigo Purchasers as described in this Agreement.

The Tranche A Notes are in the form attached hereto as Exhibit D-1. The Tranche B Notes shall be substantially in the form set forth in Exhibit D-2 with such changes therefrom as may be approved, subject to the provisions of Section 9.1(a)(ii) hereof, by the Tranche B Requisite Holders and the Issuer.

Section 2.2 Sale and Purchase of Securities.

(a) The Issuer and the Guarantor acknowledge that the Existing Notes have been transferred to Holdings II and that the Existing Notes have been exchanged for Tranche A Notes. The Issuer and the Guarantor further acknowledge that, prior to the effectiveness of this Agreement, each Existing Purchaser severally purchased additional Tranche A Notes in the principal amount opposite such Existing Purchasers name on Exhibit E-1 attached hereto, and as a result, the Existing Purchasers have heretofore fully satisfied and discharged their several commitments to purchase notes under the First Amended Purchase Agreement. As set forth in Exhibit E-1, for avoidance of doubt, all Tranche A Notes are Notes under this Agreement and the holders thereof are Holders under this Agreement.

(b) Subject to the terms and conditions of the First Amended Purchase Agreement, prior to the Initial Closing, the Issuer has sold to the Existing Purchasers the principal amount of Tranche A Notes set forth opposite such Existing Purchaser’s name on Exhibit E-1 attached hereto and, in consideration for the agreements of each Existing Purchaser set forth in the First Amended Purchase Agreement, the Issuer has issued to such Existing Purchaser the number of Common Shares set forth opposite such Existing Purchaser’s name on Exhibit E-1 attached hereto.

(c) Subject to the terms and conditions of this Agreement, at the Initial Closing, the Issuer will issue and sell to the Indigo Purchasers, Holdings III and Holdings III-A, and the Indigo Purchasers, Holdings III and Holdings III-A will, severally and not jointly, at the Initial Closing, purchase from the Issuer the principal amount of Tranche B Notes set forth opposite their respective names on Exhibit E-2 attached hereto at the aggregate purchase price set forth opposite their respective names on Exhibit E-2 attached hereto and, in consideration for the agreements of the Indigo Purchasers set forth herein, the Issuer shall issue to the Indigo Purchasers, at the Initial Closing, the number of Common Shares set forth opposite their respective names on Exhibit E-2 attached hereto at a purchase price of $0.02 per share.

(d) Following the Initial Closing, and subject to the terms and conditions of this Agreement, if, at any time on or before the earlier of (i) the consummation of an Initial Public Offering, (ii) the consummation of a Change in Control or (iii) December 31, 2008, the Issuer’s Unrestricted Cash Balance on the last day of a calendar month is less than $35,000,000, the Issuer shall notify the Tranche B Purchasers in writing of the Unrestricted Cash Balance as of such date. Following such written notice, the Indigo Purchasers may elect to require that all of the Tranche B Purchasers purchase additional Tranche B Notes by providing written notice to each of the Tranche B Purchasers of such election, which notice shall specify the proposed Closing Date and the aggregate principal amount of Tranche B Notes to be purchased at such Closing; provided that (w) the aggregate purchase price of all such Tranche B Notes purchased pursuant to this Section 2.2(c) shall not exceed sixteen million eight hundred thousand dollars ($16,800,000), (x) a Tranche B Purchaser shall purchase at least one million dollars ($1,000,000) in principal amount of Tranche B Notes at any Closing pursuant to this Section 2.2(d) and (y) no Tranche B Purchaser shall be obligated to purchase additional Tranche B Notes at a Closing pursuant to this Section 2.2(d) unless the other Tranche B Purchaser(s) purchase all additional Tranche B Notes required to be purchased by such Tranche B Purchaser(s) pursuant to this Section 2.2(d) in such Closing. The Tranche B Purchasers shall purchase the Tranche B Notes, severally and not jointly, in accordance with the relative percentages set forth opposite such Tranche B Purchasers’ names on Exhibit F attached hereto.

(e) The Issuer and the Purchasers agree that the Issuer and the Purchasers, as well as any subsequent holder of any of the Securities, shall for all purposes, including the preparation of Tax Returns, ascribe such value to the Securities as set forth herein.

(f) For avoidance of doubt, upon consummation of the Securities purchases described herein, no Purchaser shall have any obligation to the Issuer to purchase additional Securities.

Section 2.3 Closing. The sale and purchase of the Tranche B Notes to be purchased by each Tranche B Purchaser shall occur on the date of this Agreement or such other date as shall be agreed upon by each of the Tranche B Purchasers and the Issuer in writing (the “Initial Closing” and the date thereof, the “Initial Closing Date”), and any additional Tranche B Notes to be purchased pursuant to Section 2.2(d) above shall occur at multiple closings in accordance with the terms set forth in Section 2.2(d) above (each a “Subsequent Closing” and the date thereof, the “Subsequent Closing Date”). The Initial Closing and each Subsequent Closing are referred to herein collectively as a “Closing” and the date thereof, the “Closing Date.” At the Initial Closing, the Issuer will deliver to (i) each Indigo Purchaser the amount of Tranche B Notes and Common Shares purchased by such Indigo Purchaser, and (ii) Holdings III and Holdings III-A the amount of Tranche B Notes purchased by Holdings III and Holdings III-A, respectively, in each case in accordance with the terms hereof, registered in the names of such Tranche B Purchaser (or in the name of a nominee of the Tranche B Purchaser as designated in writing by such Tranche B Purchaser), each dated the Initial Closing Date, against delivery by such Tranche B Purchaser to the Issuer or to its order on the Initial Closing Date of immediately available funds in the amount of the purchase price therefor by wire transfer to the accounts designated by the Issuer in writing. At any Subsequent Closing, the Issuer will deliver to (i) each Indigo Purchaser the amount of Tranche B Notes purchased by such Indigo Purchaser, and (ii) Holdings III and Holdings III-A the amount of Tranche B Notes purchased by Holdings III and Holdings III-A, respectively, in each case in accordance with the terms hereof, registered in the names of such Tranche B Purchaser (or in the name of a nominee of the Tranche B Purchaser, so long as such nominee is an Affiliate of the Tranche B Purchaser and is designated in writing by such Tranche B Purchaser), each dated such Subsequent Closing Date, against delivery by such Tranche B Purchaser to the Issuer or to its order on such Subsequent Closing Date of immediately available funds in the amount of the purchase price therefor by wire transfer to the accounts designated by the Issuer in writing.

Section 2.4 Absolute Obligation to Fund. Upon the satisfaction or waiver in writing of all conditions precedent set forth in Section 6 hereof, the obligations of the Tranche B Purchasers to purchase the Tranche B Notes on the Initial Closing Date as provided for in Section 2.3 above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever.

Section 2.5 Further Assurances. At any time or from time to time after the date hereof, each of the parties hereto shall execute and deliver to the other parties hereto such other documents and instruments, provide such materials and information and take such other actions as such other parties may reasonably request to consummate the transactions contemplated hereby.

Section 2.6 Use of Proceeds. The proceeds from the issuance of the Notes will be used by the Issuer and its Subsidiaries for working capital and other general corporate purposes.

Section 2.7 Certain Events Affecting the Preferred Stock.

(a) Prior to the Closing of the purchase of the Securities pursuant to Section 2.2(c) above, a Certificate of Amendment will be filed with the Secretary of State of Delaware that shall provide, among other things, for the reduction of the aggregate liquidation preference of the Class A Preferred Stock in an amount equal to the aggregate principal amount of such additional Tranche B Notes purchased by the Indigo Purchasers at any Subsequent Closing pursuant to Section 2.2(d) above. For the avoidance of doubt, no accrued and unpaid dividends shall be paid in respect of the portion of the liquidation preference that is so eliminated in accordance with this subsection (a).

(b) The aggregate amount of Retired MD-80 Charges actually incurred from and after January 1, 2006 through the earliest to occur of (w) December 31, 2009, (x) the consummation of a Change of Control, (y) the consummation of a Qualified Public Offering, or (z) the redemption of all of the Class A Preferred Stock in accordance with its terms (each a “Trigger Event”) shall be calculated upon the occurrence of such Trigger Event. If the amount of such Retired MD-80 Charges exceeds the sum of (i) for each completed fiscal period set forth on Schedule 1, the amount set forth for such fiscal period on Schedule 1 under the heading “Target Points”, plus (ii) for the fiscal period in effect when the Trigger Event occurs, an amount equal to the product of (A) the amount set forth for such fiscal period on Schedule 1 under the heading “Target Points”, and (B) a fraction, the numerator of which is the actual number of days elapsed in such fiscal period prior to the occurrence of the Trigger Event and the denominator of which is the total number of days in such fiscal period (the sum of clauses (i) and (ii) being the “Charge Threshold”), then, promptly following the occurrence of such Trigger Event, the aggregate liquidation preference of the Class A Preferred Stock shall automatically be reduced by the amount that such Retired MD-80 Charges actually incurred as of date of the Trigger Event exceeds the Charge Threshold, provided, that in no event will the aggregate liquidation preference of the Class A Preferred Stock be reduced by more than $30,000,000 as a result of this Section 2.7(b). For the avoidance of doubt, no accrued and unpaid dividends shall be paid in respect of the portion of the liquidation preference that is so eliminated in accordance with this subsection (b).

(c) In the event that (x) the New Pilot Contract is not ratified and effective by January 1, 2008, or (y) if such New Pilot Contract is ratified, (i) it has a term of less than five (5) years, (ii) it is reasonably expected to result in the Actual Cost per Block Hour for calendar year 2008 to exceed $345, or (iii) it is reasonably expected that in any subsequent calendar year after 2008 during the term of the New Pilot Contract the Actual Cost per Block Hour will exceed $345, or (z) (i) a Sale of the Company, Initial Public Offering, Bankruptcy Event or Qualified Recapitalization shall have occurred prior to January 1, 2008 and (ii) at any time prior to the consummation of any of the foregoing events, the Actual Block Cost per Hour exceeded $345, the aggregate liquidation preference of the Class A Preferred Stock shall automatically be reduced by $22,500,000, with respect to (x) or (y), effective January 1, 2008, and, with respect to (z), effective upon the consummation of such Sale of the Company, Initial Public Offering, Bankruptcy Event or Qualified Recapitalization, and no accrued and unpaid dividends shall be paid in respect of the portion of the liquidation preference that has been so eliminated. The determinations made pursuant to (y)(ii) and (y)(iii) above shall be made on or about January 1, 2008 and based on the Issuer’s operating plan for 2008 as approved by the Board of Directors.

SECTION 3

TERMS OF THE NOTES

Section 3.1 Rate of Interest; Payment of Interest.

(a) Except as set forth in Section 3.1(b) or as otherwise set forth in the Notes executed and delivered by the Issuer, during the period from the date of issuance to and including the date of their repayment in full, the Notes shall bear and accrue interest on the unpaid principal amount from time to time outstanding at the rate of seventeen percent (17%) per annum accruing on a daily basis compounded annually on each Annual Payment Date to the extent not paid. Interest on the Notes may be payable in arrears in cash or deemed paid when added to the principal amount of the Notes, in either case, on each Annual Payment Date, and at the sole discretion of the Board of Directors. All interest that has accrued and is not paid in cash on any Annual Payment Date shall be added to the principal amount of the applicable Note as of the applicable Annual Payment Date (and following such addition such accrued interest shall no longer be deemed to be accrued and unpaid).

(b) Commencing on the Initial Closing Date, no interest shall accrue on the outstanding principal balance due under the Tranche A Notes until January 27, 2007 (such interest free period being the “ Tranche A Interest Holiday”). On January 28, 2007, interest accrual on the outstanding principal balance due under the Tranche A Notes shall recommence and shall thereafter continue pursuant to the terms thereof and of this Agreement. For avoidance of doubt, (i) in any calculation of accrued interest or principal after capitalization of accrued interest, the amount of interest that accrued on the Tranche A Notes during the Tranche A Interest Holiday shall be zero, and (ii) interest on the outstanding principal balances due under the Tranche B Notes shall accrue uninterrupted from the date of issuance pursuant to their respective terms.

(c) Each Existing Purchaser shall exchange concurrently with the execution of this Agreement its currently held Tranche A Notes for Tranche A Notes that reflect the Tranche A Interest Holiday in the form attached hereto as Exhibit D-1.

Section 3.2 Computation of Interest. Subject to Section 3.1(b), Interest shall be computed on the Notes on the basis of a 360-day year and the actual number of days elapsed. On each Annual Payment Date, Interest on the Notes shall be computed as the sum of the daily interest for the period prior to each Payment Date, taking into account the outstanding principal balance of the Notes on each day of the period (where such balance on any given day shall reflect any payment of principal credited on such date pursuant to Section 3.7 hereof).

Section 3.3 Payment of Principal. The outstanding principal balance of the Notes shall be due and payable in full on the Maturity Date to the extent not prepaid pursuant to Section 3.4 or 8.1(b) prior thereto.

Section 3.4 Optional Prepayments of the Notes. The Issuer may prepay the Notes, at its option, in accordance with the procedures set forth in Section 3.5, in whole or in part, at a price equal to the principal amount of Notes to be prepaid plus accrued but unpaid interest on the principal amount of Notes to be prepaid to the prepayment date.

Section 3.5 Prepayment. The Issuer shall have the right, but not the obligation, to prepay all or any portion of the Notes pursuant to Section 3.4 (the “Prepayment”), provided that:

(a) the Issuer shall deliver to the Holders of the Notes a prepayment notice in writing (the “Prepayment Notice”) not less than fifteen (15) Business Days prior to the date of the proposed Prepayment, setting forth the date and amount of such proposed Prepayment;

(b) assuming payment by the Issuer, the Prepayment shall be effective as of the proposed date of Prepayment set forth in the Prepayment Notice;

(c) the Issuer shall, at the time of such Prepayment, pay all accrued and unpaid interest with respect to the portion of the Notes being prepaid;

(d) the Issuer shall deliver to the Holders, prior to the date of Prepayment, evidence reasonably satisfactory to the Holders that all approvals necessary in respect of the Prepayment have been obtained from all Governmental Authorities and all other Persons; and

(e) in the case of a Prepayment of less than the entire principal amount of the Notes then outstanding, the amount of any Prepayment shall be made ratably as to each Holder based on each Holder’s Pro Rata Portion of the aggregate amount of such Prepayment.

Section 3.6 General Payment Provision.

(a) Except as may be agreed by the Holders, the Issuer shall make each payment which the Issuer owes under this Agreement and any of the other Transaction Documents not later than 2:00 p.m., New York, New York time, on the date such payment becomes due and payable, without set-off, deduction or counterclaim, in lawful money of the United States of America, in immediately available funds sent to each Holder by wire transfer to the bank accounts specified by such Holder in writing. Any payment received by the Holders after such time shall be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be the succeeding Business Day. Each payment under a Transaction Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of the Notes.

(b) Payments or prepayments of principal on the Notes shall be applied ratably to all Holders based on their respective Pro Rata Portions of such payments or prepayments. Payments of interest on the Notes shall be applied ratably to such Notes based on the respective amounts then owed on the respective Notes. Except for prepayments pursuant to Section 3.4 (which shall be applied as provided in Section 3.5(b)), any amount received by the Holders, whether as an interest payment or principal payment from or on behalf of the Issuer, shall be applied as follows in descending order of priority:

(i) to all costs and expenses (including reasonable attorneys’ fees) payable pursuant to Section 9.15 hereof or in enforcing any Note Obligations of, or in collecting any payments from, any obligor hereunder or under the other Transaction Documents;

(ii) to Note Obligations (other than principal or interest) then due and owing to Holders under any of the Transaction Documents;

(iii) to interest which has accrued on any amounts hereunder, including, without limitation, on the Notes pursuant to Section 3.1;

(iv) to payment of principal on the Notes until paid in full; and

(v) if all Note Obligations under the Transaction Documents have been paid in full, to the Issuer.

Section 3.7 Ranking. The Notes shall be senior in all respects to any other Indebtedness of the Issuer, except junior to the Reimbursement Obligations and pari passu with the Pari Passu Indebtedness and Indebtedness secured by Liens of the type described in Section 5.2(f)(vii) hereof.

Section 3.8 Taxes, Duties and Fees.

(a) Except where the Issuer is contesting in good faith and has established adequate reserves, the Issuer shall pay or cause to be paid all present and future Taxes, duties, fees and other charges of whatsoever nature, if any, now or at any time hereafter levied or imposed by any Governmental Authority, by any department, agency, political subdivision or taxing or other authority thereof or therein, or by any jurisdiction through which the Issuer makes payments hereunder, on or in connection with the payment of any and all amounts due under this Agreement and the other Transaction Documents, and all payments of principal, interest and other amounts due under this Agreement and the other Transaction Documents shall be made without deduction for or on account of any such Taxes, duties, fees and other charges.

(b) In the event the Issuer is required to withhold any such amount or is prevented by operation of law or otherwise from paying or causing to be paid such Taxes, duties, fees or other charges as aforesaid, the principal, interest or other amounts due under this Agreement and the other Transaction Documents (as the case may be) shall be increased to such amount as shall be necessary to yield and remit to the payees the full amount such payees would have received (taking into account any such Taxes, duties, fees or other charges payable on amounts payable by the Issuer under this Section 3.8(b)) had such payment been made without deduction of such Taxes, duties, fees or other charges (all and any of such additional amounts, herein referred to as the “Additional Amounts”).

(c) If Section 3.8(b) above applies and any Holder so requires, the Issuer shall deliver to such Holder, official tax receipts evidencing payment (or certified copies of them) of such Additional Amounts within thirty (30) days of the date of payment.

(d) The Issuer shall pay all Taxes (including, without limitation, stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration, notarization or enforcement of this Agreement (including translation costs) and the other Transaction Documents and shall, upon notice from any Holder, reimburse such Holder for any such Taxes, duties, fees or other charges paid by the Holder thereon.

(e) Unless differential treatment of Tranche A Notes or Tranche B Notes is expressly provided for under this Agreement or the Collateral Documents, all Notes issued hereunder are of equal priority and are entitled to ratable treatment and payment without regard to the tranche to which they belong.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Issuer and the Guarantor. Each of the Issuer and the Guarantor hereby jointly and severally represent, warrant and covenant to the Purchasers that, as of the date hereof, each of the following representations and warranties set forth below in this Section 4.1 is true and correct:

(a) Organization; Powers. Each of the Issuer and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its Business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Except as set forth on Schedule 4.1(a), the Issuer and each of its Subsidiaries possess all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its Business.

(b) Authorization; Enforceability. The Transactions are within all corporate power and limited liability company power of the Issuer and the Guarantor, respectively, and have been duly authorized by all necessary corporate and limited liability company action of the Issuer and the Guarantor. This Agreement and each of the Transaction Documents to which the Issuer and the Guarantor are party has been duly executed and delivered by the Issuer and the Guarantor and constitutes a legal, valid and binding obligation of the Issuer and the Guarantor, respectively, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals; No Conflicts. Except as set forth on Schedule 4.1(c), the Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect or where failure to obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect, (ii) will not violate the charter, by-laws or other organizational documents of the Issuer or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any Material Agreement, or give rise to a right thereunder to require any payment to be made by the Issuer or any of its Subsidiaries, (iv) will not result in the creation or imposition of any Lien on any asset of the Issuer or any of its Subsidiaries except as contemplated as part of the Transactions, and (v) will not violate any material Governmental Requirement.

(d) Financial Statements. The Issuer has heretofore furnished to the Purchasers (a) audited consolidated financial statements (including the statement of income, cash flows and stockholders equity) of the Issuer and its Subsidiaries for the years ended December 31, 2002, December 31, 2003 and December 31, 2004, and (b) unaudited consolidated financial statements (including the statement of income, cash flows and stockholders equity) of the Issuer and its Subsidiaries for year ended December 31, 2005 and the Fiscal Quarter ended March 31, 2006 (collectively, the “Financial Statements”). Except as set forth on Schedule 4.1(d), such Financial Statements are accurate in all material respects as of the dates and for such periods set forth therein and present fairly, in all material respects, the financial condition, results of operations and changes in financial position of the Persons reflected therein on a consolidated basis as of such dates and for such periods, in conformity with GAAP consistently applied.

(e) Properties.

(i) The Issuer or its Subsidiary has valid leasehold interests in all the property subject to a Lease and each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for the Issuer or the Guarantor to enter into and execute the Transaction Documents, except as set forth on Schedule 4.1(e)(i). Except as set forth on Schedule 4.1(e)(i), to the best knowledge of the Issuer, no other party to any such Lease is in default of its material obligations thereunder, and the Issuer (or any other party to any such Lease) has not at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the date hereof and as of each Closing Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(ii) The Issuer or its Subsidiaries has good and valid title (including good, valid, and marketable, fee simple or good and valid leasehold title on all real property, as the case may be) to all of its Properties in each case free and clear of all Liens, except for Permitted Liens and except for matters disclosed on Schedule 4.1(e)(ii) hereto.

(f) Litigation; Commercial Tort Claims. Except as set forth on Schedule 4.1(f), there are no judgments, decrees or orders in effect and binding on the Issuer, any of its Subsidiaries or any of their respective assets and no actions, suits, or proceedings (or facts that would reasonably be expected to give rise to an action, suit, or proceeding) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened against the Issuer or any of its Subsidiaries or any of their respective assets that could be reasonably expected to have a Material Adverse Effect.

(g) Compliance with Governmental Requirement and Agreements. Except as set forth on Schedule 4.1(g), each of the Issuer and its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property, and is in compliance with all indentures, agreements and other instruments binding upon it or its property, except to the extent any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries is bound by any agreement, document, instrument, judgment, decree, order, statute, law, rule or regulation that limits or could reasonably be expected to limit its performance under any Transaction Document.

(h) Investment Company Status. Neither the Issuer nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(i) Taxes.

(i) Each of the Issuer and each Subsidiary has timely filed or caused to be filed all Tax Returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, whether or not shown as due on such Tax

Returns, except Taxes that are being contested in good faith by appropriate proceedings and for which the Issuer and such Subsidiary or Subsidiaries of the Issuer, as applicable, has set aside on its books adequate reserves in accordance with GAAP, and except for Taxes for which the failure to pay or file related returns or reports would not have a Material Adverse Effect. None of the Issuer or any Subsidiary of the Issuer has executed any waiver or waivers that would have the effect of extending the applicable statute of limitations or period in respect of any Tax Liabilities or is the beneficiary of any extension of time within which to file any Tax Return.

(ii) The charges, accruals and reserves in the financial statements referred to in Section 4.1(d) in respect of Taxes for all fiscal periods are adequate.

(iii) Except as set forth on Schedule 4.1(i)(iii), neither the Issuer nor any of its Subsidiaries is a party to any tax sharing agreement with any Person other than the Issuer or its Subsidiaries.

(iv) No deficiencies for Taxes of any of the Issuer and its Subsidiaries have been claimed, proposed or assessed by any taxing or other Governmental Authority. Except as set forth on Schedule 4.1(i)(iv), there are no pending or, to the knowledge of any of the Issuer and its Subsidiaries, threatened audits, assessments or other similar actions by any Governmental Authority for or relating to any Liability in respect of Taxes of any of the Issuer and its Subsidiaries that would be material.

(j) ERISA. Each Benefit Plan is disclosed on Schedule 4.1(j) attached hereto. Except as disclosed on Schedule 4.1(j): (i) each Benefit Plan has at all times been maintained, funded and administered in accordance with its terms and the terms of any collective bargaining agreements, and each Benefit Plan and the administration thereof complies, and has at all times complied in all material respects, with the requirements of all applicable Governmental Requirements, including but not limited to ERISA and the Code; (ii) each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, each trust that forms a part of any such Benefit Plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code, and each such Benefit Plan has been timely amended to comply with the requirements of the tax legislation commonly known as “GUST” and “EGTRRA” and has filed for a determination with regard to the GUST amendments within the remedial amendment period described by GUST; (iii) neither the Issuer nor any Subsidiary is now, nor at any time has been, treated as a single employer, as defined in Section 414 of the Code, with any other issuer, entity or enterprise; (iv) no Benefit Plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code; (v) the “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA; (vi) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan, and none of the Issuer, any Subsidiary or any ERISA Affiliate has any current or reasonably anticipated future Liability to or in connection with the PBGC with respect to any Benefit Plan (other than the routine payment of basic benefit premiums under Section 4007(a) of ERISA) or otherwise has any Liability or potential Liability under Title IV of ERISA; (vii) no Taxes have been incurred under Section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto); (viii) no Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ix) none of the Issuer, any Subsidiary or any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability for any Taxes imposed under Sections 4971 through 4980B of the Code or Section 406 of ERISA or civil Liability under Section 502(i) or (l) of ERISA; (x) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement; (xi) no Benefit Plan provides health or death or other welfare-type benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state law (“COBRA”); (xii) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan and there are no facts or circumstances known to the Issuer or any Subsidiary that could reasonably be expected to give rise to any such suit, action or other litigation; (xiii) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the date hereof, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, all of which accruals under unfunded Benefit Plans are as disclosed on Schedule 4.1(j); and (xiv) the Issuer, its Subsidiaries and any ERISA Affiliates have complied in all material respects with COBRA and the Issuer and each of its Subsidiaries has each performed all material obligations required to be performed as of the date hereof under all Benefit Plans.

(k) Capital Structure.

(i) As of immediately prior to the Initial Closing, the authorized capital stock of the Issuer consists of 32,000,000 shares of Common Stock, 25,000,000 of which are designated Class A Common Stock, 9,999,980 of which are issued and outstanding, and 6,000,000 of which are designated Class B Common Stock, 1,283,000 of which are issued and outstanding, and 1,000,000 shares of Preferred Stock, 125,000 of which are designated Class A Preferred Stock, 125,000 of which are issued and outstanding, and 5,000 of which are designated Class B Preferred Stock, 2,850 of which are issued and outstanding. Neither the Class A Preferred Stock nor the Class B Preferred Stock is convertible into Common Stock. The rights, preferences, privileges and restrictions of the Common Stock and Preferred Stock are as stated in the Certificate of Incorporation. All of the outstanding Equity securities of the Issuer and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable free and clear of any preemptive or similar right. Except as set forth on Schedule 4.1(k)(i) or in the Transaction Documents, there are no lock-up or market standoff agreements and no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from the Issuer of any securities of the Issuer nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. Neither the Issuer nor any of its Subsidiaries is obligated to issue or sell any of its Equity securities to any Person, except as set forth on Schedule 4.1(k)(i) hereto or pursuant to the Transaction Documents. There are no outstanding rights or obligations of the Issuer to repurchase or redeem any of its Equity securities, except as set forth in the

Certificate of Incorporation or Schedule 4.1(k)(i). All outstanding securities have been issued in compliance with state and federal securities laws. Except as set forth in the 2005 Restricted Stock Plan (as described in Section 4.1(k)(ii) below), none of the Issuer’s stock purchase agreements or restricted stock documents contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event or combination of events.

(ii) The Issuer has also reserved an aggregate of 1,500,000 shares of Common Stock for issuance to employees and consultants pursuant to the Issuer’s 2005 Restricted Stock Plan, under which (i) 1,283,000 shares have been issued and are reflected in the currently outstanding Common Stock, and (ii) 217,000 shares remain available for future grant. Except as set forth in this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Issuer of any shares of its capital stock or any other agreements to participate in the profits of the Issuer. Except as set forth on Schedule 4.1(k)(ii), all shares issued pursuant to the 2005 Restricted Stock Plan vest and are subject to repurchase, according to the terms and conditions set forth in the 2005 Restricted Stock Plan.

(iii) Except as set forth on Schedule 4.1(k)(iii), the Issuer has no outstanding debt for borrowed money. Since July 12, 2005, no interest has been paid on any of the Issuer’s outstanding debt for borrowed money held by Affiliates of the Issuer.

(iv) Schedule 4.1(k)(iv) sets forth (A) a true and complete list of the equity holders (other than the holders of the Issuer’s restricted stock issued pursuant to the 2005 Restricted Stock Plan) of the Issuer, which list contains the name and number of securities held by each such equity holder, (B) a true and complete list of each secured debt holder of the Issuer, other than secured debt holders of purchase money indebtedness, (C) a true and complete list of the unsecured debt of the Issuer held by Affiliates of the Issuer, (D) a true and complete list of the debt of the Issuer held by Edward (Ned) Homfeld and his Affiliates, and (E) a table representing the capitalization of the Issuer immediately following the Closing of the transactions contemplated by this Agreement. The Issuer has provided the Purchasers a true and correct list of each holder of the Issuer’s restricted stock issued pursuant to the 2005 Restricted Stock Plan, which list contains the name and number of shares held by each such holder.

(v) Except as set forth on Schedule 4.1(k)(v), none of the Issuer’s securities has been issued or sold pursuant to a transaction in which any person was paid compensation for finding, introducing, arranging for or procuring the sale of the Issuer’s securities. Except as set forth on Schedule 4.1(k)(iv), no person has been paid a success fee or other compensation based upon whether or not a sale of the Issuer’s securities was consummated, or has participated in the negotiation or recommended the sale, of the Issuer’s securities in such a way as to cause such person to be considered a broker-dealer under the securities laws of applicable

United States federal or state laws that might give the purchaser of such securities the right to rescind the sale thereof or to receive any payment from the Issuer as a result thereof.

(l) Intellectual Property.

(i) Set forth on Schedule 4.1(l)(i) is a complete and correct list of the following that are owned, licensed by, or used by the Issuer or its Subsidiaries:

(A) patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property;

(B) material unregistered trademarks, material unregistered service marks, trade names, corporate names, and Internet domain names;

(C) material unregistered copyrights;

(D) computer software (other than commercially available off-the-shelf software purchased or licensed for less than $1,000 per copy); and

(E) any other material Intellectual Property (collectively, the “Issuer Intellectual Property”).

(ii) Except as set forth on Schedule 4.1(l)(ii), the Issuer and its Subsidiaries exclusively own and possess all right, title and interest in and to, or have a valid and enforceable license to use pursuant to a written license agreement set forth on Schedule 4.1(l)(i), all Issuer Intellectual Property necessary for the operation of the Business. The Issuer Intellectual Property is all of the Intellectual Property necessary for the operation of the Business.

(iii) To the knowledge of the Issuer and each Subsidiary, except as disclosed on Schedule 4.1(l)(iii), the Issuer Intellectual Property is free and clear of all Liens, other than Permitted Liens, and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth on Schedule 4.1(l)(i).

(iv) Except as disclosed on Schedule 4.1(l)(iv) attached hereto:

(A) all registrations and patents with, and applications to, Governmental Authorities in respect of the Issuer Intellectual Property are valid and in full force and effect;

(B) to the knowledge of the Issuer and each Subsidiary, the Issuer and its Subsidiaries have taken all commercially reasonable action to maintain and protect all Issuer Intellectual Property, and will continue to maintain and protect all Issuer Intellectual Property, including reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets;

(C) neither the Issuer nor any Subsidiary has any knowledge that the Issuer Intellectual Property is being infringed or misappropriated by any other Person;

(D) to the knowledge of the Issuer or any Subsidiary, neither the Issuer nor any Subsidiary has infringed or misappropriated any Intellectual Property of any other Person, and the operation of the Business does not and will not infringe or misappropriate any Intellectual Property of any other Person;

(E) no claim is pending or, to the knowledge of the Issuer or any Subsidiary, has been threatened to the effect that the Issuer or any Subsidiary is infringing or misappropriating any Intellectual Property of any other Person or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Issuer’s or any Subsidiary’s Intellectual Property or the sale of any products by the Issuer or any Subsidiary; and

(F) the Issuer and its Subsidiaries own and possess the entire right, title and interest in and to the Issuer Intellectual Property described on Schedule 4.1(l)(iv)(f) and each item of such Issuer Intellectual Property was developed by employees of the Issuer or its Subsidiaries. All other Issuer Intellectual Property that was created, developed by, for or under the direction of the Issuer or any Subsidiary relating to the Business, was performed by third-parties and is licensed to the Issuer and/or its Subsidiaries pursuant to the written license agreements set forth on Schedule 4.1(l)(ii).

(v) As of the date hereof, the Issuer Intellectual Property will be owned by or available for use by the Issuer and its Subsidiaries on terms and conditions identical to those under which the Issuer and its Subsidiaries owned or used the Issuer Intellectual Property immediately prior to the date hereof.

(m) Location of Bank Accounts. Schedule 4.1(m) sets forth a complete and accurate list as of the date hereof of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by the Issuer or any of its Subsidiaries, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(n) Location of Collateral. There is no location at which the Issuer or any of its Subsidiaries has any Collateral (except for inventory in transit) other than (i) those locations listed on Schedule 4.1(n) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 4.1(n) hereto contains a true, correct and complete list, as of the date hereof, of the legal names and addresses of each location at which Collateral is stored. None of the receipts received by the Issuer from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(o) Environmental Matters.

(i) Except as set forth on Schedule 4.1(o): (a) each of the Issuer and its Subsidiaries and their respective corporate predecessors has complied in all material respects with, and is in material compliance with, all Environmental Laws; (b) the Issuer and each Subsidiary has obtained and materially complied with, and is in material compliance with, all material permits, licenses and other material approvals and authorizations required under Environmental Laws for the occupation of its facilities and the operation of its Business; (c) neither the Issuer nor any Subsidiary has received any notice, report or other information regarding any violation of any Environmental Laws, or any Liabilities or obligations arising under any Environmental Laws; (d) to the knowledge of the Issuer or any Subsidiary, there are no underground storage tanks or surface impoundments, asbestos-containing materials (in any form or condition), or any materials or equipment containing polychlorinated biphenyls at any property or facility owned, occupied or operated by the Issuer or any Subsidiary; (e) neither the Issuer nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any Hazardous Material) or owned, occupied or operated any facility or property, so as to give rise to Liabilities or obligations pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, or any other Environmental Law; (f) to the knowledge of the Issuer or any Subsidiary, no facts, events or conditions relating to the past or present properties, facilities, or operations of the Issuer or any Subsidiary will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any Liabilities or obligations under Environmental Laws; and (g) neither the Issuer nor any Subsidiary has, assumed, undertaken, or otherwise become subject to any Liability or obligation of any other Person relating to any Environmental Laws.

(ii) The Issuer has delivered or made available to the Purchasers all environmental reports (including the Phase I environmental report prepared by GaiaTech Incorporated), audits, assessments and other material environmental documents relating to the Issuer, any Subsidiary, any of their respective predecessors, or any of the past or present facilities, to the extent such documents are in the possession, custody or control of the Issuer or any Subsidiary.

(p) Subsidiaries. Except as otherwise set forth on Schedule 4.1(p), the Issuer has no Subsidiaries; and neither the Issuer nor any of the other corporations identified in Schedule 4.1(p) owns any capital stock of, or any equity interest of any nature in, any other entity, other than the entities identified in Schedule 4.1(p). None of the Subsidiaries has agreed or is obligated to make, or is bound by any contract under which it may become obligated to make, any future investment in or capital contribution to any other entity. Except as otherwise set forth on Schedule 4.1(p), none of the Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other entity. All of the Equity of each of the Subsidiaries is owned directly or indirectly by the Issuer.

(q) Regulatory Matters. The Issuer is an “air carrier” within the meaning of the Act and holds a certificate under 49 U.S.C. Section 41102(a)(1) as currently in effect or as may be amended or recodified from time to time. The Issuer and each Subsidiary engaged in operations as an “air carrier” is a United States Citizen and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. The Issuer and each of its Subsidiaries possesses and maintains all necessary consents, franchises, licenses, permits, rights and concessions, except those for which the failure to have would not have a Material Adverse Effect.

(r) Contracts.

(i) Set forth on Schedule 4.1(r)(i) is a complete and correct list of the Material Agreements of the Issuer and any of its Subsidiaries. Neither the Issuer nor any of its Subsidiaries has breached any term or condition of any Material Agreement (that has not been cured or waived). The Issuer is not aware of any claim or threat that the Issuer or any of its Subsidiaries has breached any term or condition of any Material Agreement (that has not been cured or waived). Each Material Agreement is in full force and effect and is enforceable by the Issuer in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. To the Issuer’s knowledge, no other party to a Material Agreement is in default thereunder or in actual or anticipated breach thereof.

(ii) From and after December 31, 2005, except as set forth on Schedule 4.1(r)(i), neither the Issuer nor any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) incurred any indebtedness (other than Indebtedness permitted by Section 5.2(e) hereof).

(iii) Except as otherwise set forth in this Agreement, the Issuer is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(s) Labor Matters.

(i) Schedule 4.1(s) contains a list of the name of each officer of the Issuer and its Subsidiaries, together with such officer’s position or function, annual base salary or wages and any incentive, severance or bonus arrangement with respect to such officer. Schedule 4.1(s) sets forth a list of each currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement of the Issuer and its Subsidiaries. Except as set forth on Schedule 4.1(s), no employee of the Issuer or any of its Subsidiaries has been granted the right to continued employment with the Issuer or any of its Subsidiaries or to any material compensation following termination of employment with the Issuer or any of its Subsidiaries.

(ii) Except as set forth in Schedule 4.1(s), (a) to the knowledge of the Issuer or any Subsidiary, there are no material controversies between the Issuer or any Subsidiary, on the one hand, and any employee or consultant of the Issuer or any Subsidiary, on the other hand, (b) no employee of the Issuer or any Subsidiary is presently represented by any labor union or a member of a collective bargaining unit and, to the knowledge of the Issuer or any Subsidiary, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Issuer or any Subsidiary and (c) no unfair labor practice complaint or sex or age discrimination claim is pending against the Issuer or any Subsidiary before the National Labor Relations Board or any other Governmental Authority. To the knowledge of the Issuer, none of the employees or consultants of the Issuer or any Subsidiary is in violation of any prior employee contract, propriety information agreement or noncompetition agreement. Since January 1, 2005, there has been no work stoppage, strike or other concerted action by employees of the Issuer or any Subsidiary. The Issuer and each Subsidiary has complied in all material respects with all applicable Governmental Requirements relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining. True and complete copies of all collective bargaining agreements to which the Issuer is a party have been provided to the Indigo Purchasers.

(t) Absence of Changes. Since March 31, 2006, there has not been:

(i) any change in the business, assets (including intangible assets), operations, properties, prospects or conditions (financial or otherwise) of the Issuer or any of its Subsidiaries, except changes in the ordinary course of business that in the aggregate have not resulted in a Material Adverse Effect;

(ii) any waiver or compromise by the Issuer or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(iii) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Issuer or any of its Subsidiaries, except in the ordinary course of business (other than with respect to the disposition of Airline Assets);

(iv) any change to a Material Agreement by which the Issuer or any of its Subsidiaries or any of its assets is bound or subject;

(v) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets or any revenues derived therefrom;

(vi) any sale or transfer of any material assets or any revenues derived therefrom, except for Airline Assets;

(vii) any resignation or termination of employment of any director, officer, or key employee of the Issuer, and the Issuer is not aware of any impending resignation or termination of employment of any director, officer, or key employee;

(viii) any mortgage, pledge, transfer of a security interest in, or lien, created by the Issuer or any of its Subsidiaries, with respect to any of its material properties or assets (including intangible assets), except for Permitted Encumbrances;

(ix) any loans or guarantees made by the Issuer or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x) any declaration, setting aside or payment or other distribution in respect to any of the Issuer’s capital stock or any of its Subsidiaries’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Issuer or any of its Subsidiaries;

(xi) any material change in any accounting principle or method or election for federal income tax purposes used by the Issuer or any of its Subsidiaries; or

(xii) any arrangement or commitment by the Issuer or any of its Subsidiaries to do any of the things described in this Section 4.1(t).

(u) No Undisclosed Liabilities. Except as disclosed in the Financial Statements, neither the Issuer nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except for liabilities incurred since the unaudited consolidated financial statements (including the statement of income, cash flows and stockholders equity) of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2005 in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

(v) Affiliate Transactions. Except for the agreements set forth on Schedule 4.1(v), there are no agreements, understandings or proposed transactions between the Issuer or any of its Subsidiaries and any of its officers, directors, Affiliates or any Affiliate thereof. Except as set forth on Schedule 4.1(v), no officer or director of the Issuer or any of its Subsidiaries or member of his or her immediate family is indebted to the Issuer or any of its Subsidiaries. Except as set forth on Schedule 4.1(v), there are no obligations of the Issuer or any of its Subsidiaries to employees, officers or directors of the Issuer, any of its Subsidiaries or affiliates thereof (or commitments to make loans or extend or guarantee credit) other than for payment of compensation for services rendered, reimbursement for reasonable expenses incurred on behalf of the Issuer or any of its Subsidiaries, and for other standard employee benefits made generally available to all employees. Except as set forth on Schedule 4.1(v), no employee, officer or director of the Issuer or any of its Subsidiaries or member of his or her immediate family is entitled to any bonus, acceleration of benefits or payment, in each case from the Issuer or any of its Subsidiaries, as the result of any change of control of the Issuer or any of its Subsidiaries, any termination of employment or any other event or combination of events.

(w) Property. All material items of equipment and other material tangible assets owned by or leased to the Issuer and its Subsidiaries (other than the MD-80 Aircraft and related equipment and tooling) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Issuer and its Subsidiaries in the manner in which such business is currently being conducted. Except as set forth in Schedule 4.1(w), neither the Issuer nor any of its Subsidiaries owns or leases any real property or any interest in real property.

(x) Insurance. Set forth on Schedule 4.1(x) is a list of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Issuer and its Subsidiaries. Each of the insurance policies, programs and arrangements listed on Schedule 4.1(x) is in full force and effect. Neither the Issuer or any of its Subsidiaries has received any written notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

Section 4.2 Representations and Warranties of the Tranche B Purchasers. Each Tranche B Purchaser, severally and not jointly, hereby, represents, warrants and covenants to Issuer, as of the date hereof, as follows:

(a) Organization of Tranche B Purchasers. (i) Such Purchaser, if not a natural person, has been duly formed and is validly existing as a legal entity in good standing under the laws of its jurisdiction of organization. Such Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. (ii) Such Purchaser, if a natural person, has the requisite legal capacity to execute and deliver this Agreement and to perform his/her obligations hereunder and to consummate the transactions contemplated hereby.

(b) Authority of Tranche B Purchasers. The execution and delivery by such Purchaser of this Agreement, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary actions of such Purchaser. This Agreement, the Amendment Documents and all other Transaction Documents executed by such Purchaser have been duly and validly executed and delivered by such Purchaser and constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser, in accordance with their terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) is subject to general principles of equity.

(c) Compliance with Governmental Requirements and Other Instruments. The consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of the Transaction Documents and Amendment Documents to which such

Purchaser is a party will not (i) contravene, result in any breach of, or constitute a default under, any charter or bylaws or other organizational documents of such Purchaser, or material agreement or instrument to which such Purchaser is a party, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Authority applicable to such Purchaser, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Purchaser.

(d) Acquisition for the Account of Each Tranche B Purchaser. Such Purchaser is acquiring and will acquire the Securities for its own account, with no present intention of distributing or reselling such Securities or any part thereof in violation of applicable securities laws.

(e) Tranche B Purchaser Acknowledgment. Such Purchaser acknowledges that it has had a full opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Securities and has had full access to the Issuer’s officers and such other information concerning the Issuer as it has requested.

(f) Securities not Registered. Such Purchaser acknowledges that the Securities have not been, and when issued will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Purchaser unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction.

(g) Accredited Investor. Such Purchaser represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

(h) Financial Resources. Such Purchaser at the Initial Closing and each Subsequent Closing will have, access to liquid capital or committed sources of capital sufficient to permit such Purchaser to fully perform its obligations hereunder.

Section 4.3 Representations and Warranties of the Existing Purchasers. Each Existing Purchaser, severally and not jointly, hereby, represents, warrants and covenants to the Indigo Purchasers, as of the date hereof, as follows:

(a) Authority of Existing Purchasers. The execution and delivery by such Existing Purchaser of this Agreement, and the performance of its obligations hereunder, have been duly and validly authorized by all necessary actions of such Existing Purchaser. This Agreement and all other Transaction Documents executed by such Existing Purchaser have been duly and validly executed and delivered by such Existing Purchaser and constitute the legal, valid and binding obligations of such Existing Purchaser, enforceable against such Existing Purchaser, in accordance with their terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) Compliance with Governmental Requirements and Other Instruments. The consummation of the transactions contemplated by this Agreement and the execution, delivery and performance of the Transaction Documents to which such Existing Purchaser is a party will not (i) contravene, result in any breach of, or constitute a default under, any charter or bylaws or other organizational documents of such Existing Purchaser, or material agreement or instrument to which such Existing Purchaser is a party, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any Order of any court, arbitrator or Governmental Authority applicable to such Existing Purchaser, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Existing Purchaser.

(c) Ownership of Securities. Such Existing Purchaser is the sole beneficial and record owner of the Securities set forth opposite such Existing Purchaser’s name on Schedule 4.3(c) and has good, clear and marketable title to such Securities free of any Liens.

(d) No Other Agreements. Except as specifically contemplated by this Agreement, the Transaction Documents and the Investor Rights Agreement, such Existing Purchaser is not a party to or obligated under any other agreement with the Issuer or any of its Subsidiaries.

SECTION 5

COVENANTS OF ISSUER AND GUARANTOR

Section 5.1 Affirmative Covenants to Purchasers. To conform with the terms and conditions under which the Purchasers are willing to have credit outstanding to Issuer, and to induce the Purchasers to enter into this Agreement and to purchase the Securities, the Issuer and the Guarantor hereby jointly and severally warrant, covenant and agree as follows until such time as the Note Obligations have been paid in full, unless the Holders of more than fifty percent (50%) of the outstanding principal amount of the Tranche B Notes (the “Tranche B Requisite Holders”) approve in writing:

(a) Security.

(i) The Security. The Note Obligations will be secured by perfected first-priority Liens in the Collateral as described in the Security Agreement, subject only to Permitted Liens, the Pari Passu Indebtedness and the senior right of payment with respect to the Reimbursement Obligations.

(ii) Agreement to Deliver Collateral Documents. Issuer agrees to, and shall cause its Subsidiaries to, deliver or cause to be delivered, to further secure the Note Obligations whenever requested by the Collateral Agent, acting in its reasonable discretion, such deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Collateral Documents in form and substance reasonably satisfactory to the Collateral Agent for the purpose of granting to the Collateral Agent, confirming, and perfecting the Liens or security interests in any Collateral described in Section 5.1(a)(i) above. In addition, Issuer agrees to cause each and every Subsidiary of Issuer to execute and deliver a counterpart of, as the circumstances shall require, a joinder to each Security Agreement, a Guaranty by the date hereof or three (3) days after such Subsidiary becomes a Subsidiary of Issuer as the case may be. Issuer also agrees to deliver, whenever requested by the

Tranche B Requisite Holders or the Collateral Agent, acting in its reasonable discretion, assurances of title reasonably acceptable to the Tranche B Requisite Holders or the Collateral Agent, (a) stating that Issuer or each Subsidiary has good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), (b) confirming that such properties and interests are subject to Collateral Documents securing the Note Obligations that constitute and create legal, valid and duly perfected Liens in such properties and interests and in the proceeds thereof having the priority specified in this Agreement, and (c) covering such other matters as the Collateral Agent, acting in its sole and absolute discretion, may request.

(iii) Perfection and Protection of Security Interests and Liens. Issuer will from time to time deliver to the Collateral Agent any financing statements, continuation statements, extension agreements and other documents properly completed and executed (and acknowledged when required) by the Issuer, any Affiliate thereof and any Related Party thereof in form and substance reasonably satisfactory to the Tranche B Requisite Holders and the Collateral Agent, which the Collateral Agent requests, acting in its reasonable discretion, for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Note Obligations.

(b) Financial Statements and Other Information. The Issuer will furnish to the Holders and, if applicable, the Collateral Agent:

(i) as soon as available and in any event within 150 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by one of its Responsible Officers and reported on by Ernst & Young or other independent public accountants of recognized national standing acceptable to the Tranche B Requisite Holders (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, its consolidated and consolidating balance sheet and related statements of operations as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year and the related statements of cash flows and stockholders’ equity for the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of such period) the previous Fiscal Year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to recurring year-end adjustments and lack of footnotes; and

(iii) concurrently with any delivery of the Issuer’s financial statements under Section 5.1(b)(i) or Section 5.1(b)(ii) above, a certificate of a Responsible Officer of the Issuer, certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.

(c) Notices of Certain Events. Promptly after the Issuer learns of the receipt or occurrence of any of the following, the Issuer will furnish to the Holders and, if applicable, to the Collateral Agent, a certificate of the Issuer, signed by a Responsible Officer, specifying (1) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties or assets of the Issuer or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (2) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default; (3) the receipt of any notice from, or the taking of any other action by, the holder of any Indebtedness in excess of $10,000,000 of the Issuer or any of its Subsidiaries with respect to a claimed default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Issuer is taking or proposes to take with respect thereto; (4) any draws under letters of credit issued pursuant to the Reimbursement Agreement; (5) any circumstance, event or condition not previously disclosed to the Holders which could give rise to a liability or duty under any Environmental Law or which violates any Environmental Law and which could reasonably be expected to have a Material Adverse Effect; (6) any event or condition which could reasonably be expected to have a Material Adverse Effect; (7) any notice of the institution of, or any material adverse development in, any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Issuer or any of its Subsidiaries or any material property or asset of any thereof, in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a Material Adverse Effect; or (8) the occurrence of an ERISA Event or a “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Benefit Plan has occurred, which such notice shall specify the nature thereof, the Issuer’s proposed response thereto (and, if applicable, the proposed response thereto of any Subsidiary of the Issuer and of any ERISA Affiliate) and, where known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(d) Existence; Conduct of Business. The Issuer will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its Business.

(e) Payment of Obligations. The Issuer will, and will cause each of its Subsidiaries to:

(i) pay and discharge when payable all material Taxes, assessments and governmental charges imposed upon its Property or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its Property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto; and

(ii) comply with all other obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, to the extent to which the failure to so comply would reasonably be expected to have a Material Adverse Effect, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto.

(f) Maintenance of Properties; Insurance. The Issuer will, and will cause each of its Subsidiaries to, (i) keep and maintain all of its Property in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, and cause each of its Subsidiaries to maintain insurance coverage as provided in Annex A hereto.

(g) Books and Records; Inspection Rights. The Issuer will, and will cause each of its Subsidiaries to, (i) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations, (ii) make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied, and (iii) permit any representatives designated by any Holder or, if applicable, by the Collateral Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, so long as the Issuer shall have been given reasonable notice thereof, its independent accountants, all at such reasonable times and as often as reasonably requested.

(h) Compliance with Laws. The Issuer will, and will cause each of its Subsidiaries to (i) comply with all Governmental Requirements or orders of any Governmental Authority applicable to it, its property or operations, (ii) promptly respond to any Release or threatened Release of any Hazardous Material, to the extent necessary to comply with any Environmental Law, and (iii) promptly respond to and defend any claim, demand, notice, request, suit or other action of any Person with respect to, its property or operations, in each case except to the extent any noncompliance or non-responsiveness could not reasonably be expected to result in a Material Adverse Change.

(i) Further Assurances. The Issuer will, and will cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Securities and the execution and delivery of the Transaction Documents and this Agreement. The Issuer will, and will cause each Subsidiary to, promptly deliver to the Collateral Agent and each Holder such information about the business and affairs and financial condition of the Issuer and its Subsidiaries as the Collateral Agent or such Holder, respectively, shall reasonably request. Without limiting the foregoing, the

Issuer, at its expense, will, and will cause each Subsidiary to, promptly execute and deliver to the Holders, upon receipt, all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Issuer or any Subsidiary, as the case may be, in the Transaction Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Note Obligations, or to correct any omissions in the Security Agreement, or to state more fully the security obligations set out herein or in the Security Agreement, or to perfect, protect or preserve any Liens created pursuant to the Security Agreement, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith. The Issuer hereby authorizes the Collateral Agent, and its agents, successors and assigns, to file any and all necessary financing statements under the UCC, assignments or continuation statements as necessary from time to time (in the discretion of the Tranche B Requisite Holders or the Collateral Agent) to perfect (or continue perfection of) the Liens granted pursuant to the Transaction Documents.

(j) Intentionally Omitted.

(k) Change in Collateral; Collateral Records. The Issuer will, and will cause each of its Subsidiaries to (i) give the Holders and the Collateral Agent written notice not less than thirty (30) days prior to any change in the location of any Collateral, other than (a) to locations set forth on Schedule 5.1(k), (b) if such Collateral is in the possession of any vendor of the Issuer, (c) if such Collateral is in any independent storage facility registered under the Issuer’s name, (d) if such Collateral is in the possession of an employee of the Issuer, so long as such employee’s possession of the Collateral is in the ordinary course of business, or (e) any movement of the Collateral in the ordinary course of business, (ii) promptly advise the Holders and the Collateral Agent, in sufficient detail, of any Material Adverse Change relating to the type, quantity or quality of the Collateral and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent or the Holders may reasonably require, designating, identifying or describing the Collateral.

(l) Additional Guaranties and Collateral Security.

(i) The Issuer will cause each of its domestic Subsidiaries not in existence on the date hereof to execute and deliver to the Collateral Agent and each Holder promptly and in any event within three (3) days after the formation, acquisition or change in status thereof (A) a joinder agreement to this Agreement evidencing the agreement of such Subsidiary to Guarantee the Note Obligations, (B) a joinder to each Security Agreement, (C) if such Subsidiary has any Subsidiaries, a joinder by such Subsidiaries to each Security Agreement together with (x) copies of all certificates evidencing all of the Capital Stock of any Person or Subsidiary owned by such Subsidiary, (y) copies of all undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent or the Tranche B Requisite Holders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected Lien pursuant to Section 5.1(a) on such real property, a title insurance policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance reasonably satisfactory to the Collateral Agent and the Tranche B Requisite Holders, together with such other agreements, instruments and documents as the Collateral Agent or the Tranche B Requisite Holders may reasonably require, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent or the Tranche B Requisite Holders in order to create, perfect, establish the third priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Transaction Documents and that all property and assets of such Subsidiary shall become Collateral for the Note Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary shall execute and deliver promptly and in any event within three (3) days after the formation or acquisition of such Subsidiary a joinder to the relevant Security Agreement, together with (A) copies of certificates evidencing all of the Capital Stock of such Subsidiary, (B) copies of undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent or the Tranche B Requisite Holders may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent or the Tranche B Requisite Holders.

(m) FAA Matters; Citizenship. The Issuer will at all times hereunder be an “air carrier” within the meaning of the Act and hold a certificate under 49 U.S.C. Section 41102(a)(1) as currently in effect or as may be amended or recodified from time to time. The Issuer and each Subsidiary engaged in operations as an “air carrier” will at all times hereunder be a United States Citizen holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. The Issuer and each of its Subsidiaries will possess and maintain all necessary consents, franchises, licenses, permits, rights and concessions and consents which are material to the operation of the routes flown by it and the conduct of its Business and operations from time to time.

(n) Maintenance of Corporate Separateness. The Issuer will, and the Issuer will cause each of its Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or the taking of action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither the Issuer nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Issuer or any of its Subsidiaries being ignored, or in the assets and liabilities of Issuer or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

(o) Reaffirmation of Liens and Security Interests. In connection with giving effect to the Transactions contemplated by this Agreement and the other Amendment Documents, the Issuer and the Guarantor each hereby ratifies, reaffirms, confirms, and in an abundance of caution re-grants, each and every lien and security interest heretofore granted by the Issuer or the Guarantor to Collateral Agent under the Security Agreements for the benefit of the Purchasers and existing as of the date hereof. In connection with giving effect to the Transactions contemplated by this Agreement and the other Amendment Documents, the Issuer and the Guarantor each hereby further ratify, confirm and in an abundance of caution re-make, each and every covenant or undertaking made thereby in such Security Agreements.

Section 5.2 Negative Covenants to Purchasers. To conform with the terms and conditions under which the Purchasers are willing to have credit outstanding to Issuer, and to induce the Purchasers to enter into this Agreement and purchase the Securities, the Issuer and the Guarantor hereby jointly and severally warrant, covenant and agree as follows until such time as the Note Obligations have been paid in full and this Agreement has been terminated, unless the Tranche B Requisite Holders otherwise approve in writing:

(a) Restricted Payments. The Issuer will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any Wholly Owned Subsidiary of Issuer may make any Restricted Payment to Issuer or to another Wholly Owned Subsidiary of the Issuer.

(b) Investments, Loans, Advances, Guarantees and Acquisitions. The Issuer will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, or agree to do any of the foregoing, except:

(i) Permitted Investments;

(ii) investments by the Issuer or any of its Subsidiaries in any other Wholly Owned Subsidiary of the Issuer that is a Guarantor;

(iii) Guarantees constituting Indebtedness permitted by Section 5.2(e);

(iv) trade accounts receivable for goods or services furnished in the ordinary course of Business;

(v) routine employee advances in the ordinary course of Business, but not to exceed an outstanding amount, at any time, of $250,000.00 in the aggregate;

(vi) loans of equipment and facilities made in the ordinary course of Business, not to exceed a period of ninety (90) days; and

(vii) repurchases of Equity of the Issuer pursuant to the Issuer’s employee equity incentive plan, in each case as approved by the Board of Directors.

(c) Proceeds of Notes. The Issuer and its Subsidiaries will use the proceeds of the issuance of the Securities for working capital and other general corporate purposes. In no event shall any proceeds from the sale of the Securities be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin securities” (as such terms are defined respectively in Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Issuer represents and warrants to the Purchasers that Issuer is not engaged principally, or as one of Issuer’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities. The Issuer will not take, or permit any Person acting on behalf of the Issuer to take, any action which might cause any of the Transaction Documents to violate Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

(d) Additional Subsidiaries. The Issuer will not, and will not permit any Subsidiary to, (i) create any additional Subsidiaries except in compliance with Section 5.1(l) and Section 5.2(b) and approved in advance by the Tranche B Requisite Holders, or (ii) sell or issue any stock or ownership interest of a Subsidiary, except to the Issuer or any Wholly Owned Subsidiary and except in compliance with Section 5.2(b).

(e) Indebtedness. The Issuer will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness existing on the date hereof and set forth in Schedule 5.2(e) of this Agreement, plus accrued interest thereon (which may be in the form of additional Indebtedness or may be accrued to the principal amount) and extensions, renewals and replacements of any such Indebtedness that (w) do not increase the outstanding principal amount thereof, (x) do not have a Stated Maturity or weighted average life that is earlier or shorter than that of the debt being refinanced, (y) do not have financial or other terms that are materially less favorable to the borrower with respect to such Indebtedness or any Holder than the Indebtedness being refinanced, and (z) is subordinated on terms no less favorable to the Holders than the debt being refinanced if such refinanced debt is subordinate to the Notes (“Existing Indebtedness”);

(ii) the Note Obligations;

(iii) the Reimbursement Obligations;

(iv) trade debt arising in the ordinary course of Business for goods or services;

(v) Indebtedness under letters of credit to provide security for workers’ compensation claims and bank overdrafts incurred in the ordinary course of Business;

(vi) Indebtedness related to letters of credit, bonds or other deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of Business;

(vii) Indebtedness related to purchase money financing and capital leases of equipment and facilities, including Airline Assets (defined below), used in connection with the Business, subject to Section 2.01(f) of the Issuer Security Agreement;

(viii) Indebtedness having a maturity date not sooner than December 31, 2011 with no payments of principal or cash interest permitted prior to the later of the Maturity Date and the date on which all Note Obligations have been paid in full, which is subordinated to the obligations under the Reimbursement Agreement on substantially the terms set forth in the Collateral Agency Agreement, in an aggregate amount at any one time outstanding not in excess of $20,000,000 plus accrued interest (which may be in the form of additional Indebtedness or may be accrued to the principal amount of such Indebtedness);

(ix) unsecured Indebtedness related to the Issuer’s restructuring or early termination of existing operating leases of MD-80 Aircraft, not to exceed $10,000,000 in the aggregate;

(x) secured or unsecured Indebtedness not otherwise permitted above in an amount not to exceed $25,000,000 at any one time outstanding, including assumption of any obligation as part of a deferred purchase price; and

(xi) unsecured Indebtedness that is junior in right of payment to the Notes and that is not otherwise permitted above in an amount not to exceed $25,000,000 at any one time outstanding, including assumption of any obligation as part of a deferred purchase price.

(f) Liens. The Issuer will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Collateral now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, or file to permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such Collateral, income or profits under the UCC of any state or under any similar recording or notice statute, except:

(i) Liens securing the payment of the Subordinated Indebtedness;

(ii) Liens securing the payment of the Reimbursement Obligations;

(iii) Liens securing the payment of the Pari Passu Indebtedness;

(iv) Permitted Encumbrances;

(v) any Lien on any Collateral of the Issuer or any Subsidiary existing on the date hereof; provided that (x) such Lien shall not apply to any other Collateral of the Issuer or any Subsidiary and (y) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(vi) Liens in favor of the Holders or the Collateral Agent securing the payment of the Note Obligations;

(vii) purchase money Liens securing Indebtedness used to acquire facilities and equipment;

(viii) Liens on the assets of any entity or on any asset existing at the time such entity or asset is acquired by the Issuer or any Subsidiary, whether by merger, consolidation, purchase of assets or otherwise; provided, that such Liens (A) are not created, incurred or assumed by such entity in contemplation of or in connection with the financing of such entity’s being acquired by the Issuer or such Subsidiary; (B) do not extend to any other assets of the Issuer or such Subsidiary; and (C) the Indebtedness secured by such Lien is permitted pursuant to this Agreement; and

(ix) Liens securing Indebtedness described in Section 5.2(e)(x).

Section 5.2(f)(i) through Section 5.2(f)(ix) above are referred to herein collectively as “Permitted Liens.”

(g) Consolidation, Merger, Purchase or Sale of Assets, Etc. The Issuer will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property (other than purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business or reinvestments in assets) of any Person if permitted hereby (or agree to do any of the foregoing at any future time), except that:

(i) each of the Issuer and its Subsidiaries may (x) in the ordinary course of Business, sell, lease or otherwise dispose of any property other than “Airline Assets” defined in Sub-clause (viii) below, which, in the reasonable judgment of such Person, is obsolete, worn out or otherwise no longer useful in the conduct of such Person’s Business and (y) sell, lease or otherwise dispose of any other property; provided that the aggregate fair market value of all assets subject to sales or other dispositions pursuant to this sub-clause (i)(y) shall not exceed $10.0 million in the aggregate;

(ii) investments may be made to the extent permitted by Section 5.2(b);

(iii) each of the Issuer and its Subsidiaries may lease (as lessee) real or personal property, in the ordinary course of Business (so long as any such lease does not create a Capital Lease Obligation that is not otherwise permitted under Section 5.2(e)(vii) of this Agreement;

(iv) each of the Issuer and its Subsidiaries may make sales, transfers or exchanges of Collateral in the ordinary course of Business (in accordance with the Collateral Documents) and that are consistent with past practices;

(v) the Issuer and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of Business, overdue accounts receivable arising in the ordinary course of Business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(vi) the Issuer or any Wholly-Owned Subsidiary of the Issuer may transfer assets or lease to or acquire or lease assets from the Issuer or any other Wholly-Owned Subsidiary or any Wholly-Owned Subsidiary may be merged into the Issuer or any other Wholly-Owned Subsidiary of the Issuer;

(vii) the Issuer or its Subsidiaries may sell or exchange specific items of equipment in the ordinary course of Business, so long as the purpose of each such sale or exchange is to acquire (and results within 270 days of such sale or exchange in the acquisition of) replacement items of equipment which are, in the reasonable business judgment of such Person, the functional equivalent of the item of equipment so sold or exchanged;

(viii) the Issuer or its Subsidiaries may divest, transfer, sell assign, or lease any aircraft, aircraft engines, aircraft training devises or aircraft related parts or equipment that are no longer used or useful in the operation of such Person’s business (“Airline Assets”) (for the avoidance of doubt Airline Assets shall include all MD-80 Aircraft, engines, equipment and tooling), provided that the aggregate fair market value of all assets subject to sales or other dispositions pursuant to this sub-clause (viii) shall not exceed $40.0 million in the aggregate; and

(ix) Any sale or disposition of the equity of a Guarantor as contemplated in Section 10.14.

(h) Negative Pledge Agreements. The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Transaction Documents and the Existing Indebtedness as in

effect as of the date hereof) that prohibits, restricts or imposes any condition upon (i) the ability of the Issuer or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, other than such agreements or arrangements as may be made in connection with Permitted Liens, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity, or to make or repay loans or advances to the Issuer or any other Subsidiary or to Guarantee Indebtedness of the Issuer or any other Subsidiary; provided that (x) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, and (y) the foregoing shall not apply with respect to Permitted Liens.

(i) ERISA Compliance.

(i) The Issuer will not engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Issuer, its Subsidiaries or any ERISA Affiliate could reasonably be expected to be subjected to either a civil penalty assessed pursuant to Sections 502(c) or 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

(ii) The Issuer will not contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Plan or Multiemployer Plan;

(iii) The Issuer will not acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Issuer, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA; and

(iv) The Issuer will not contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability except in those circumstances required to comply with Section 4980B of the Code.

(j) Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Etc. The Issuer will not, and will not permit any of its Subsidiaries to:

(i) amend or modify, or permit the amendment or modification of, any provision of the Existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any Existing Indebtedness, other than any amendments or modifications to the Existing Indebtedness which are otherwise permitted under Section 5.2(e);

(ii) make (or give any notice in respect thereof) any cash interest payments on Indebtedness that is contractually subordinated to the Notes or any voluntary or optional or mandatory payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness that is contractually subordinated to the Notes, except as is otherwise required pursuant to the terms of the Subordinated Indebtedness as set forth on the date hereof; or

(iii) amend, modify, change or replace its Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or By-Laws (or equivalent organizational documents) or any agreement entered into by it, with respect to its capital stock (or equivalent interests), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, changes or replacements pursuant to this clause (iii) or any such new agreements pursuant to this clause (iii) which do not in any way adversely affect in any material respect the interests of the Holders or to the extent required to effectuate the transactions contemplated hereby.

(k) Fiscal Year. The Issuer will not, and will not permit its Subsidiaries to, change the last day of its Fiscal Year from December 31 of each year.

SECTION 6

CLOSING CONDITIONS AND ACTIONS

Section 6.1 Conditions to Purchaser’s Obligations at the Initial Closing. The obligations of the Indigo Purchasers, Holdings III and Holdings III-A under Section 2.2 of this Agreement are subject to the fulfillment to such Purchaser’s satisfaction on or before the Initial Closing Date of each of the following conditions:

(a) Filings with U.S. Department of Transportation. All necessary filings with the U.S. Department of Transportation pursuant to 14 CFR Part 204 shall have been duly made, so that the Department of Transportation shall have received information sufficient to determine whether the Issuer will remain fit to hold its licenses and approvals after the closing of this transaction, and the U.S. Department of Transportation shall have indicated, either orally or in writing, that the materials it has received are sufficient to satisfy its inquiry.

(b) Tranche A Note Funding. At least $66,682,548 in the aggregate shall have been funded to the Issuer in exchange for Tranche A Notes pursuant to the First Amended Purchase Agreement.

(c) Purchase of Securities Permitted by Applicable Laws. The acquisition of and payment for the Securities to be acquired by such Purchaser hereunder and the consummation of the transactions contemplated hereby and by the other Transaction Documents (i) shall not be prohibited by any law, (ii) shall not subject such Purchaser to any penalty or other onerous condition under or pursuant to any law, and (iii) shall be permitted by all applicable laws to which either such Purchaser or the transactions contemplated by or referred to herein or in the other Transaction Documents are subject and such Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

(d) Proceedings. There shall exist no action, suit, investigation, litigation or proceeding affecting Issuer or any of its Affiliates or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated by the Transaction Documents.

(e) No Default. No event that constitutes a Default has occurred and is continuing or would result from the Initial Closing.

(f) Conditions Precedent. The conditions precedent contained in each Transaction Document shall be satisfied, and such Purchaser shall have received a certificate of the Chief Executive Officer, Chief Financial Officer and Secretary of each of the Issuer and the Guarantor, dated as of the Initial Closing Date, to such effect.

(g) Absence of Insolvency. There shall be no insolvency, bankruptcy or similar proceedings involving the Issuer or any of its Subsidiaries.

(h) Amendment Documents; Additional Documents. Such Purchaser shall have received the fully executed and delivered Amendment Documents which shall be effective as of the Initial Closing Date and such additional documents and certificates as it or its counsel may reasonably request relating to the organization, existence and good standing of the Issuer and its Subsidiaries, the authorization of the Transactions and any other legal matters relating to the Issuer, this Agreement, the Transactions or the Closing Transactions, all in form and substance satisfactory to such Purchaser and its counsel.

(i) Representations and Warranties. The representations and warranties contained in each Transaction Document shall be true and correct, before and after giving effect to the sale of the Securities and to the application of proceeds therefrom, as though made on and as of the date hereof and such Purchaser shall have received a certificate of the Chief Executive Officer, Chief Financial Officer and Secretary of each of the Issuer and the Guarantor to the foregoing effect.

(j) Certain Related-Party Agreements. The Issuer and each of Jacob Schorr and SKH Investments LLC shall have executed and delivered the agreements related to the termination or modification or certain arrangements between Dr. Schorr, SKH Investments LLC and the Issuer, in each case in form and substance satisfactory to the Indigo Purchasers and Holdings II, effective as of the Initial Closing Date.

(k) Management Rights Agreements. The Professional Services Agreement between Oaktree Capital Management, LLC and the Issuer, dated February 20, 2004, shall have been terminated effective as of the date of the Initial Closing and all accrued and unpaid fess thereunder shall have been paid in full and the Issuer shall have entered into a professional services agreement with Indigo Partners LLC effective as of the Initial Closing Date.

(l) Exchange of Tranche A Notes. All of the Tranche A Notes outstanding immediately prior to the date of this Agreement shall have been exchanged for Tranche A Notes in the form attached hereto as Exhibit D-1 effective as of the Initial Closing Date.

(m) Termination of Seabury Agreement. The Engagement Letter among the Issuer, Seabury Transportation Advisors LLC and Seabury Securities LLC, dated February 23, 2004 as amended on January 20, 2005, shall have been terminated effective as of the Initial Closing Date.

(n) Termination of Consulting Agreements. The Consulting Agreement between the Issuer and Roxbury Capital Group, LLC, dated May 14, 2004, shall have been terminated effective as of the Initial Closing Date. Daniel A. MacFarlan shall have been terminated from the employ of the Issuer effective as of the Initial Closing Date.

(o) Chief Executive Officer. Mr. B. Ben Baldanza shall be the Chief Executive Officer of the Issuer.

(p) Investor Rights Agreement. Each of the parties thereto, other than such Purchaser, has executed and delivered a Second Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit K, such agreement to be effective as of the Initial Closing Date.

(q) Third Party Consents and Approvals. All third party consents and approvals necessary in connection with the transactions contemplated by the Transaction Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Purchasers) in form and substance satisfactory to the Indigo Purchasers, Holdings III and Holdings III-A and shall remain in effect.

(r) Insurance. The Issuer and its Subsidiaries shall have in full force and effect directors and officers liability insurance and other airlines, business insurance coverage, and risk management policies in coverage amounts reasonably acceptable to the Indigo Purchasers.

Section 6.2 Closing Actions. The obligations of the Indigo Purchasers, Holdings III and Holdings III-A under Section 2.2 of this Agreement are subject to the taking of each of the following actions on or prior to the Initial Closing Date:

(a) Certificates. The Issuer shall deliver to the Indigo Purchasers, Holdings III and Holdings III-A certificates from each of the Issuer and the Guarantor, dated the Initial Closing Date (i) substantially in the form of Exhibit G signed by the Secretary of such Person, certifying (A) that the attached copies of the Certificate of Incorporation and By-laws of the of the Issuer and the certificate of formation and limited liability company agreement of the Guarantor, and resolutions of the Board of Directors of the Issuer and the Guarantor approving the Transaction Documents and the transactions contemplated hereby are all true, complete and correct and remain unamended and in full force and effect, and (B) the incumbency and specimen signature of each officer of the Issuer and the Guarantor executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Person and (ii) substantially in the form of Exhibit H signed by the Chief Executive Officer, Chief Financial Officer and Secretary of each of the Issuer and the

Guarantor certifying that (A) the conditions to closing set forth in this Section 6 have been satisfied, (B) the representations and warranties contained in this Agreement and the other Transaction Documents were true and correct in all material respects as of the date of the execution of this Agreement and (C) no Default or Event of Default had occurred as of the date of the execution of this Agreement and is continuing or would result from the consummation of the transactions contemplated hereby.

(b) Securities. The Company shall deliver to Holdings III, Holdings III-A and the Indigo Purchasers certificates representing the Notes and, in the case of the Indigo Purchasers, the Common Stock, duly completed and executed, payable to the order of or registered in the name of Purchaser (or its nominee), in appropriate form and amount.

(c) Payment of Fees and Expenses. The Issuer shall reimburse Holdings III, Holdings III-A and the Indigo Purchasers for all fees, costs and expenses required to be paid by the Issuer pursuant to the terms hereof, which amount may, in the Purchasers’ exclusive discretion, be credited to the purchase of Securities hereunder.

(d) Organizational Documents. The Issuer shall file the Certificate of Amendment in the form attached hereto as Exhibit J with the State of Delaware.

(e) Opinion of Counsel. The Issuer shall deliver to the Indigo Purchasers an opinion of counsel, in form and substance reasonably acceptable to the Indigo Purchasers, dated as of the Initial Closing Date, from Jaffe, Raitt, Heuer & Weiss, P.C. and Milbank, Tweed, Hadley & McCloy LLP with respect to the transactions contemplated by this Agreement.

(f) Financial Advisors. The Issuer shall pay all fees owed to all financial advisors, including but not limited to, Seabury Securities LLC, in full and there shall be no future obligations with respect to any financial advisor of the Issuer as of the Initial Closing Date.

(g) Perfection of Security Interests. The Issuer shall deliver to the Indigo Purchasers, Holdings III and Holdings III-A such other evidence as they shall reasonably request, in form and substance satisfactory to them in their sole and absolute discretion, that all documentation, actions, consents and approvals required in connection with the granting of Liens and perfection of security interests in the Collateral as contemplated by Section 5.1(a) hereof and by the Collateral Documents have been executed, delivered and filed as of the Initial Closing Date.

(h) Minimum Proceeds. The Indigo Purchasers shall purchase $45,000,000 of Securities and Holdings III and Holdings III-A shall purchase $15,000,000 of Securities.

Section 6.3 Conditions to Issuer’s Obligations at the Initial Closing. The obligations of the Issuer under Sections 2.1 and 2.2(c) of this Agreement are subject to the fulfillment or waiver on or before the Initial Closing Date of each of the following conditions:

(a) Proceedings. There shall exist no action, suit, investigation, litigation or proceeding affecting any Purchaser, or any Affiliate of Purchaser or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated by the Transaction Documents.

(b) Governmental Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Transaction Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Issuer) and shall remain in effect; all applicable waiting periods under applicable law in connection with the transactions contemplated by the Transaction Documents shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Transaction Documents or the rights of the Issuer or any Subsidiary freely to transfer or otherwise dispose of, or to create any Lien on, any Property now owned or hereafter acquired by any of them.

(c) Representations and Warranties. The representations and warranties contained in Section 4.2 of this Agreement shall be true and correct, before and after giving effect to the sale of the Securities, as of the date of this Agreement.

Section 6.4 Conditions to Purchaser’s Obligations at Each Subsequent Closing. The obligations of the Indigo Purchasers, Holdings III and Holdings III-A under Section 2.2(d) of this Agreement are subject to the fulfillment to such Purchaser’s satisfaction on or before any Subsequent Closing Date of each of the following conditions:

(a) Certificates. Such Purchaser shall have received certificates from each of the Issuer and the Guarantor, dated the date hereof (i) substantially in the form of Exhibit G signed by the Secretary of such Person, certifying (A) that the attached copies of the Certificate of Incorporation and By-laws of the of the Issuer and the Guarantor, and resolutions of the Board of Directors of the Issuer and the Guarantor approving the Transaction Documents and the transactions contemplated hereby are all true, complete and correct and remain unamended and in full force and effect, and (B) the incumbency and specimen signature of each officer of the Issuer and the Guarantor executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Person and (ii) substantially in the form of Exhibit H signed by the Chief Executive Officer, Chief Financial Officer and Secretary of each of the Issuer and the Guarantor certifying that (A) the conditions to closing set forth in this Section 6.3 have been satisfied, (B) the representations and warranties contained in this Agreement and the other Transaction Documents are true and correct in all material respects and (C) no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby.

(b) Purchase of Securities Permitted by Applicable Laws. The acquisition of and payment for the Securities to be acquired by such Purchaser hereunder and the consummation of the transactions contemplated hereby and by the other Transaction Documents (i) shall not be prohibited by any law, (ii) shall not subject such Purchaser to any penalty or other onerous condition under or pursuant to any law, and (iii) shall be permitted by all applicable laws to which either such Purchaser or the transactions contemplated by or referred to herein or in the other Transaction Documents are subject and such Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

(c) Securities. Such Purchaser shall have received certificates representing the Notes and, in the case of the Indigo Purchasers, the Common Stock, duly completed and executed, payable to the order of or registered in the name of Purchaser (or its nominee), in appropriate form and amount.

(d) Governmental Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Transaction Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Purchaser) and shall remain in effect; all applicable waiting periods in connection with the transactions contemplated by the Transaction Documents shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Transaction Documents or the rights of the Issuer or any Affiliate freely to transfer or otherwise dispose of, or to create any Lien on, any Property now owned or hereafter acquired by any of them.

(e) Perfection of Security Interests. Such Purchaser shall have received such other evidence, in form and substance satisfactory to it in its sole and absolute discretion, that all documentation, actions, consents and approvals required in connection with the granting of Liens and perfection of security interests in the Collateral as contemplated by Section 5.1(a) hereof and by the Collateral Documents have been executed, delivered and filed as of such Subsequent Closing Date.

(f) Absence of Insolvency. There shall be no insolvency, bankruptcy or similar proceedings involving the Issuer or any of its Subsidiaries.

(g) Reciprocal Obligations. At each Subsequent Closing, the purchase of additional Tranche B Notes pursuant to Section 2.2(d) by each Tranche B Purchaser shall occur substantially simultaneously. No Tranche B Purchaser shall be obligated to purchase additional Tranche B Notes at a Subsequent Closing pursuant to Section 2.2(d) unless the other Tranche B Purchaser(s) purchase all additional Tranche B Notes required to be purchased by such Tranche B Purchaser(s) pursuant to Section 2.2(d) at such Subsequent Closing.

Section 6.5 Conditions to Issuer’s Obligations at Each Subsequent Closing. The obligations of the Issuer under Sections 2.1 and 2.2(d) of this Agreement are subject to the fulfillment or waiver on or before any Subsequent Closing Date of each of the following conditions:

(a) Proceedings. There shall exist no action, suit, investigation, litigation or proceeding affecting any Purchaser, or any Affiliate of Purchaser or threatened before any court, governmental agency or arbitrator that purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated by the Transaction Documents.

(b) Governmental Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Transaction Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Issuer) and shall remain in effect; all applicable waiting periods in connection with the transactions contemplated by the Transaction Documents shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Transaction Documents or the rights of the Issuer or any Subsidiary freely to transfer or otherwise dispose of, or to create any Lien on, any Property now owned or hereafter acquired by any of them.

(c) Representations and Warranties. The representations and warranties contained in Section 4.2 of this Agreement shall be true and correct, before and after giving effect to the sale of the Securities, as though made on and as of such Subsequent Closing Date.

SECTION 7

TRANSFERABILITY OF SECURITIES

Section 7.1 Restrictive Legend. Each note, certificate or other instrument evidencing the Securities issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms, and any such other legend(s) as may be set forth in the Investor Rights Agreement:

(A) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

(B) “THE SECURITIES EVIDENCED BY THIS INSTRUMENT ARE SUBJECT TO THE TERMS OF A CERTAIN SECOND AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT DATED AS OF JULY 13, 2006 BETWEEN SPIRIT AIRLINES, INC., THE PURCHASERS NAMED THEREIN, WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, AS COLLATERAL AGENT, AND THE OTHER PARTIES THERETO, A COPY OF WHICH IS ON FILE AT THE OFFICES OF SPIRIT AIRLINES, INC. AND WILL BE FURNISHED BY SPIRIT AIRLINES, INC. TO THE HOLDER HEREOF UPON REQUEST.”

Notwithstanding the foregoing, the restrictive legend set forth above in clause (A) shall not be required after the date on which the Securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute Restricted Securities, and upon the request of the Holder of such Securities, Issuer, without expense to the Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend set forth in clause (A) above otherwise required to be borne thereby.

SECTION 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Events of Default.

(a) “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or Governmental Authority):

(i) default in the payment of principal of any Note on its Maturity Date;

(ii) default in the payment of principal of any Note when the same becomes due and payable, whether at a date fixed for prepayment thereof or, upon acceleration, redemption or otherwise, which default continues for a period of two (2) Business Days;

(iii) default in the payment of interest on any Note or any fee or any other amount (other than an amount described in Section 8.1(a)(i) or (ii) above) constituting a Note Obligation payable under this Agreement or any other Transaction Document when the same becomes due and payable, which default continues for a period of five (5) Business Days;

(iv) Issuer, any Guarantor or any Subsidiary defaults in the performance of or breaches any covenant or condition contained in this Agreement or any other Transaction Document, which default or breach continues for a period of thirty (30) days after notice of such default or breach has been delivered to the Issuer by the Tranche B Requisite Holders;

(v) a material breach of any representations and warranties made by the Issuer pursuant to Section 4.1 or in any other Transaction Document;

(vi) an Event of Default (as defined in the Reimbursement Agreement) has occurred and is continuing under the Reimbursement Agreement or the Issuer or any of its Subsidiaries or any Guarantor fails to make (whether as primary obligor or as guarantor or other surety) any payment in respect of rent, or principal, interest or premium, if any, with respect to any Indebtedness and the aggregate amount of all Indebtedness as to which such a payment default relates is equal to or exceeds $10,000,000 or otherwise defaults in the performance of any one or more obligations relating to any Indebtedness in an aggregate amount of $10,000,000 or more beyond any applicable grace periods if the effect of such default is to accelerate such Indebtedness or permit the holders thereof to accelerate such Indebtedness;

(vii) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging the Issuer, any Guarantor or any

Subsidiary as bankrupt or insolvent, or ordering relief against the Issuer, any Guarantor or any Subsidiary in response to the commencement of an involuntary bankruptcy case, or approving as properly filed a petition seeking reorganization or liquidation of the Issuer, any Guarantor or any Subsidiary under any bankruptcy or similar law, and such decree, judgment or order shall have continued undischarged and unstayed for a period of sixty (60) days; or a decree, judgment or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Issuer, any Guarantor or any Subsidiary, or of the Property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, which decree, judgment, or order shall have remained in force undischarged and unstayed for a period of sixty (60) days;

(viii) the Issuer, any Guarantor or any Subsidiary shall institute voluntary bankruptcy proceedings, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or liquidation under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or Property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fail generally to pay its debts as they become due, or take any limited liability action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(ix) one or more final judgments not covered by insurance for the payment of money, or the issuance of any writ or warrant of attachment against any portion of the Property or assets of the Issuer, any Guarantor or any Subsidiary, which, in the aggregate, exceed $20,000,000 at any one time shall be entered against the Issuer, any Guarantor or any of its Subsidiaries by a court of competent jurisdiction and not be stayed, bonded or discharged for a period (during which execution shall not be effectively stayed) of sixty (60) days (or, in the case of any such final judgment which provides for payment over time, which shall so remain unstayed, unbonded or undischarged beyond any applicable payment date provided therein);

(x) failure of Issuer, any Guarantor or its Subsidiaries to maintain perfected Liens as required pursuant to Section 5.1(a) hereof;

(xi) any Security Agreement, or any provision thereof, shall cease to be in full force and effect; and

(xii) any Guaranty, or any provision thereof, shall cease to be in full force and effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty.

(b) Upon the occurrence of an Event of Default described in clause (vi) or (vii) above, the entire unpaid balance of the Notes (together with all accrued and unpaid interest) shall automatically become and be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Holders. Upon the occurrence and continuation of any other Event of Default, the Tranche B Requisite Holders, and upon the occurrence and continuation of an Event of Default described in Section 8.1(a)(i) above, the Tranche A Requisite Holders, may at any time and from time to time may declare the entire unpaid balance of the Notes (together with all accrued and unpaid interest) immediately due and payable without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Issuer. For avoidance of doubt, any exercise of remedies following an Event of Default shall be undertaken with respect to all of the Notes concurrently and on an equal basis. No tranche of Notes may be enforced or not enforced independently of the other Notes.

Section 8.2 Remedies. If any Event of Default shall occur, the holder or holders of Notes entitled to accelerate and declare the unpaid balance of a Note or Notes due and payable pursuant to Section 8.1 above may protect and enforce their rights under the Transaction Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Transaction Document, and such holder or holders may enforce the payment of any Note Obligations due or enforce any other legal or equitable right.

Section 8.3 Indemnity. Issuer agrees, and agrees to cause each of its Subsidiaries, (i) to indemnify each Indemnified Party (as hereinafter defined), upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnified Party arising out of or resulting from or in any other way associated with (x) any of the Transaction Documents or any transaction contemplated thereby or (y) this Agreement or any of the transactions and events (including the enforcement or defense thereof) at any time associated herewith or contemplated herein (including, but not limited to, any violation or noncompliance with, or any liability or duty under, any Environmental Laws by any Related Party thereof or any liabilities or duties of any Related Party thereof or of any Indemnified Party arising out of any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Issuer, Guarantor, or any Subsidiary); and (ii) to reimburse each Indemnified Party, upon demand, for its reasonable legal and other reasonable expenses as they are incurred in connection with the foregoing.

THE FOREGOING INDEMNIFICATION AND REIMBURSEMENT SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY

OF STRICT LIABILITY OR ARE IN ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PARTY, provided only that no Indemnified Party shall be entitled under this section to receive indemnification or reimbursement for that portion, if any, of any liabilities and costs which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final, non-appealable judgment. As used in this section, the term “Indemnified Party” refers to each Purchaser (including any of its officers, directors, partners, members, shareholders, employees, attorneys, advisors, agents or any of their respective Affiliates, or Purchaser’s successors and assigns and subsequent Holders), any Person that subsequently joins this Agreement as a “Purchaser” (including any of its officers, directors, employees, partners, members, shareholders, attorneys, advisors, agents or any of their respective Affiliates, or Purchaser’s successors and assigns and subsequent Holders) and Collateral Agent (including, any of its officers, directors, employees, attorneys, advisors, agents and any of their respective Affiliates acting in such capacity).

SECTION 9

MISCELLANEOUS

Section 9.1 Waivers and Amendments; Acknowledgment.

(a) Waivers and Amendments.

(i) No failure or delay (whether by course of conduct or otherwise) by the Holders in exercising any right, power or remedy which they may have under any of the Transaction Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by the Holders of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Transaction Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by both of the Tranche A Requisite Holders and Tranche B Requisite Holders (except waivers under Section 5.1 and Section 5.2, which require the consent of the Tranche B Requisite Holders only), and may be given or withheld in their independent, sole and absolute discretion, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. Any such waiver of consent given by the Requisite Holders or the Tranche B Requisite Holders, as applicable, in accordance with this Section 9.1(a) shall be binding on all Holders. This Agreement and the other Transaction Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof. THIS WRITTEN AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR ANY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS.

(ii) This Agreement and the Transaction Documents may be amended, but only with the written consent of each of the Issuer, the Guarantor and the Requisite Holders (except waivers under Section 5.1 and Section 5.2, which require the consent of the Tranche B Requisite Holders only). Notwithstanding the prior sentence, no such amendment shall:

(A) increase any commitment to purchase additional Notes of any Holder without the written consent of such Holder;

(B) treat the Holder of any tranche of Notes disproportionately without the consent of such Holder;

(C) amend, modify or otherwise affect the rights or duties of the Collateral Agent hereunder without the prior written consent of the Collateral Agent; or

(D) modify or supplement Article 10 without the prior written consent of the Guarantor.

(iii) For purposes of clarification and the avoidance of doubt, no amendment shall:

(A) reduce or forgive the principal amount of any tranche of Notes or reduce the rate of interest thereon, or reduce or forgive any fees payable hereunder, without the consent of the Requisite Holders;

(B) postpone the scheduled date of payment of the principal amount of any tranche of Notes, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any commitment to purchase notes, without the consent of the Requisite Holders;

(C) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Notes, without the consent of the Requisite Holders;

(D) change any of the provisions of this Section 9.1, the definition of Tranche A Requisite Holders, Tranche B Requisite Holders or Requisite Holders or any other provision hereof specifying the number or percentage of Notes required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of the Requisite Holders; or

(E) release any Guarantor from any of its guarantee obligations, release the Issuer or any Guarantor from any Security Document, modify, amend, restate or amend and restate any Security Document, or release any Collateral from the lien of any Security Document, in each case without the consent of the Requisite Holders (and if any release of Collateral is required pursuant to the terms of the Transaction Documents, then any instruction to the Collateral Agent in respect of such release shall be provided by the Requisite Holders, except for releases in connection with the sale of assets, in which case the Tranche B Requisite Holders and, to the extent that Holdings II is entitled to consent to the transfer of such assets pursuant to Section 8E(i) of the Investor Rights Agreement, the Tranche A Requisite Holders, shall provide the requisite instruction to the Collateral Agent).

(iv) The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Holders at law or in equity or otherwise.

(v) In determining whether the requisite Holders of Securities have given any authorization, consent or waiver under any Transaction Document, any Securities owned by Issuer shall be disregarded and deemed not to be outstanding.

(b) Acknowledgments and Admissions. Issuer, the Guarantor and each Purchaser hereby represents, warrants, acknowledges and admits to each other party hereto that:

(i) it has been advised by counsel in the negotiation, execution and delivery of the Transaction Documents to which it is a party;

(ii) it has made an independent decision to enter into this Agreement and the other Transaction Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by any Purchaser, whether written, oral or implicit, other than as expressly set out in this Agreement or in any other Transaction Documents delivered on the date hereof;

(iii) there are no representations, warranties, covenants, undertakings or agreements by any Purchaser as to the Transaction Documents except as expressly set out in this Agreement or in another Transaction Document delivered on or after the date hereof;

(iv) no Purchaser, in its capacity as Purchaser or Holder, owes any fiduciary duty to Issuer, any Guarantor or any other Purchaser with respect to any Transaction Document or the transactions contemplated thereby;

(v) no partnership or joint venture exists with respect to the Transaction Documents between the Issuer or any of its Subsidiaries and any Purchaser;

(vi) subject to the provisions hereof, should an Event of Default or Default or breach occur or exist, the Holders will determine in their sole discretion and for their own reasons what remedies and actions, as provided for in the Transaction Documents or at law, they will or will not exercise or take at that time;

(vii) without limiting any of the foregoing, Issuer and the Guarantor is not relying upon any representation or covenant by any Purchaser, or any representative thereof, and no such representation or covenant has been made, that such Purchaser will, at the time of an Event of Default or Default or breach, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Transaction Documents with respect to any such Event of Default or Default or breach or any other provision of the Transaction Documents;

(viii) the obligations of the Holders are several, not joint and several, and no Holder shall be liable for any act or omission by another Holder; and

(ix) the Purchasers have relied upon the truthfulness of the acknowledgments in this Section in deciding to execute and deliver this Agreement and the other Transaction Documents and to purchase the Securities.

Section 9.2 Disclaimer of Corporate Opportunity Doctrine. Each of the parties hereto acknowledges that the Indigo Purchasers, Holdings II, Holdings III, Holdings III-A and their respective Affiliates may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Issuer or its Subsidiaries. Nothing in this Agreement shall preclude or in any way restrict the Indigo Purchasers, Holdings II, Holdings III, Holdings III-A or their respective Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Issuer or any of its Subsidiaries. Except as the Indigo Purchasers, Holdings II, Holdings III, Holdings III-A and their respective Affiliates may otherwise agree in writing after the date hereof with respect to itself or its Affiliates (or its or its Affiliates’ employees, officers, directors, partners, members, stockholders, or agents): (i) such Persons shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Issuer or any of its Subsidiaries and (B) do business with any client or customer of the Issuer or any of its Subsidiaries; (ii) no such Person shall be liable to the Issuer or any of its Subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any such activities or of such Person’s participation therein; and (iii) in the event that any such Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Issuer or its Subsidiaries on the one hand, and any such Person on the other hand, or any other person, no such Person shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Issuer or any of its Subsidiaries or any of its stockholders and, notwithstanding any provision of this Agreement to the contrary, such Persons shall not be liable to the Issuer or its Subsidiaries or Shareholders for breach of any duty (contractual or otherwise) by reason of the fact that any such Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Issuer or its Subsidiaries or stockholders.

Section 9.3 Survival of Agreements; Cumulative Nature. All of the Issuer’s various representations, warranties, covenants and agreements in the Agreement and the Transaction Documents shall survive the execution and delivery of this Agreement, the other Transaction Documents and the performance hereof and thereof, including the purchase of the Securities and the delivery of the Securities and the Transaction Documents. Except as expressly provided herein, the representations, warranties, and covenants made by the Issuer and the

Guarantor in the Transaction Documents, and the rights, powers and privileges granted to the Holders in the Transaction Documents, are cumulative, and, except for expressly specified waivers and consents, no Transaction Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to the Holders of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Transaction Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Transaction Documents.

Section 9.4 Notices. All notices, requests, consents, demands and other communications required or permitted under any Transaction Document shall be in writing, unless otherwise specifically provided in such Transaction Document, shall be effective only upon receipt and shall be given or furnished upon delivery, when delivered by personal delivery, by facsimile, by delivery service with proof of delivery, or by United States mail as registered, certified or first class United States mail, postage prepaid, to the Issuer, any Guarantor or any Holder at the addresses set forth on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed):

If to Issuer or the Guarantor:	Spirit Airlines, Inc.
2800 Executive Way
Miramar, Florida 33025
Attention: General Counsel
Telephone: (954) 447-7913
Facsimile: (954) 447-7854

With copies to:	Spirit Airlines, Inc.
2800 Executive Way
Miramar, Florida 33025
Attention: Legal Department
Facsimile: (954) 447-7854

Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention: Jordon L. Kruse

Indigo Florida L.P.
c/o Indigo Partners LLC
2525 E. Camelback Road
Suite 800
Phoenix, AZ 85016
Facsimile: (602) 224-1555
Attn: Managing Member

Indigo Miramar LLC
c/o Indigo Partners LLC
2525 E. Camelback Road
Suite 800
Phoenix, AZ 85016
Facsimile: (602) 224-1555
Attn: Managing Member

If to any Holder, to the address for such Holder set forth in the Register maintained by the Issuer.

With copies to:	Milbank Tweed Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017
Attention: Deborah J. Ruosch
Telephone: (213) 892-4671
Facsimile: (213) 629-5063

And to:	Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Peter F. Kerman
Telephone: (650) 463-2602
Facsimile: (650) 463-2600

Section 9.5 Governing Law; Submission to Process. EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A TRANSACTION DOCUMENT, THE TRANSACTION DOCUMENTS, INCLUDING THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE ISSUER AND THE GUARANTOR HEREBY IRREVOCABLY SUBMITS ITSELF AND EACH OTHER RELATED PERSON TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK AND THE COUNTY OF NEW YORK AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT OR ANY OF ITS SUBSIDIARIES IN ANY LEGAL PROCEEDING RELATING TO THE TRANSACTION DOCUMENTS OR THE NOTE OBLIGATIONS BY ANY MEANS ALLOWED UNDER NEW YORK OR FEDERAL LAW. EACH OF THE ISSUER AND THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.6 Limitation on Interest.

(a) The Holders, the Issuer, the Guarantor and any other parties to the Transaction Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Transaction Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Issuer nor the Guarantor nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Note Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Transaction Documents which may be in conflict or apparent conflict herewith.

(b) The Holders expressly disavow any intention to contract for, charge or collect unearned interest or finance charges in the event the maturity of any Note Obligation is accelerated. If (i) the maturity of any Note Obligation is accelerated for any reason, (ii) any Note Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (iii) the Holders or any other holder of any or all of the Note Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then-outstanding principal of the related Note Obligations or, at the Holders’ option, promptly returned to Issuer or the other payor thereof upon such determination.

(c) In determining whether or not the interest paid or payable under any specific circumstances exceeds the maximum amount permitted under applicable law, the Holders and the Related Parties thereof (and any other payors thereof) shall, to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Note Obligations in accordance with the amounts outstanding from time to time thereunder and the Highest Lawful Rate from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

Section 9.7 Termination; Limited Survival. Issuer may, in its sole and absolute discretion at any time that no Note Obligation is owing under the Transaction Documents, elect in a notice delivered to the Holders to terminate this Agreement. Upon receipt by the Holders of such a notice, if no such Note Obligation is then owing, then this Agreement and all other Transaction Documents shall thereupon be terminated, and the parties thereto released from all prospective obligations thereunder; provided further, that any obligations hereunder in favor of the Holders of any Securities (other than the Notes) shall survive such termination. Notwithstanding the foregoing or anything herein to the contrary, any representation or warranty made by the Issuer or any of its Subsidiaries to the Holders herein, any waivers or admissions made by Issuer in any Transaction Document and any obligations which any Person may have to indemnify or compensate the Holders shall survive any termination of this Agreement or any other Transaction Document. At Issuer’s request and expense, the Holders shall prepare and execute all necessary instruments to reflect and effect such termination of the Transaction Documents. All representations and warranties and covenants made herein by the Issuer or the Guarantor or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by Purchaser and shall survive the issuance of the Securities regardless of any investigation made by or on behalf of Purchaser.

Section 9.8 Exchange or Substitution of Securities.

(a) Registration of Securities. Issuer shall keep at its principal executive office a register for the registration and registration of transfers of the Securities (the “Register”). The name and address of each Holder, each transfer thereof and the name and address of each transferee of one or more Securities shall be registered in such Register. Prior to due presentment for registration of transfer, the Person in whose name any Security shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and Issuer shall not be affected by any notice or knowledge to the contrary. Issuer shall give to any Holder, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Securities.

(b) Replacement of Securities. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Security, and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Security is, or is a nominee for, a Purchaser, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Security of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Security or dated the date of such lost, stolen, destroyed or mutilated Security if no interest shall have been paid thereon.

Section 9.9 Waiver of Jury Trial, Punitive Damages, Etc. ISSUER, FOR ITSELF AND EACH OF ITS SUBSIDIARIES, AND THE HOLDERS HEREBY:

(a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE TRANSACTION DOCUMENTS OR THE PURCHASE AND SALE OF ANY SECURITIES CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY;

(b) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND

(c) ACKNOWLEDGE THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 9.10 Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules to this Agreement are a part hereof for all purposes.

Section 9.11 Confidentiality of Holders.

(a) Each Holder agrees, severally and not jointly, to use the same degree of care as such Holder uses to protect its own confidential information to keep confidential any information furnished to it which the Issuer identifies in writing as being proprietary or confidential (the “Issuer Confidential Information”), except such information that (a) was in the public domain prior to the time it was furnished to such Holder, (b) is or becomes (through no willful or improper action or inaction by such Holder) generally available to the public, (c) was in its possession or known by such Holder without restriction prior to receipt from the Issuer, (d) was rightfully disclosed to such Holder by a third party without restriction or (e) was independently developed without any use of the Issuer’s confidential information. Notwithstanding the foregoing, each Holder may disclose such proprietary or confidential information to any former partner who has retained an economic interest in such Holder, current or prospective partner, limited partner, general partner or management company of such Holder (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Holder or Permitted Disclosee; provided, however, that any such Permitted Disclosee to whom Issuer confidential information is disclosed shall be subject to the confidentiality provisions of the operating agreements of such Holder. Furthermore, nothing contained herein shall prevent any Holder or Permitted Disclosee from (a) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Issuer), provided that such Holder or Permitted Disclosee does not, except as permitted in accordance with this Section 9.11, disclose any proprietary or confidential information of the Issuer in connection with such activities, or (b) making any disclosures required by law, rule, regulation or court or other governmental order.

(b) Subject to Section 9.11(c), each of the Holders may disclose Issuer Confidential Information to its respective directors, officers, members, partners, employees, and agents (including attorneys, accountants, and consultants) to whom such disclosure is reasonably necessary for the execution or effectuation hereof, provided such Holder notifies the Issuer that the Issuer Confidential Information disclosed to them is subject to this section and requires them not to disclose or use such information in breach of this Section. Subject to Section 9.11(c), each Holder may also disclose Issuer Confidential Information to (i) any other Holder of any Securities, (ii) any Person to which it sells or offers to sell such Securities or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Issuer Confidential Information to be bound by the provisions of this Section 9.11), (iii) any federal or state regulatory authority having jurisdiction over it, or (iv) to effect compliance with any law, rule, regulation or order applicable to it, (v) in response to any subpoena or other legal process, (vi) in connection with any litigation to which it is a party or (vi) if an Event of Default has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Transaction Documents.

(c) If any Holder is requested or required by legal process (including law or regulation, oral questions, interrogatories, request for information or documents, subpoena, and civil investigative demand) to disclose any Issuer Confidential Information, if and to the extent legally permitted to do so, such Holder shall promptly notify the Issuer of such request prior to complying with such process so that the Issuer may seek an appropriate protective order or waive the respondent’s compliance with this Section. If, after such notice and after providing the Issuer a reasonable opportunity to obtain a protective order or to grant such waiver (so long as the granting of such time does not put such Holder in breach of its obligations to disclose), such Holder is nonetheless legally compelled to disclose such information, such Holder may do so without liability under this Section.

(d) Any Issuer Confidential Information which becomes publicly available through no breach by the relevant party hereunder or a breach by a third party of a confidential obligation to the relevant party hereunder shall no longer be deemed to be Issuer Confidential Information.

(e) It is further understood and agreed that money damages would not be sufficient remedy for any breach of the obligations of this Section 9.11 and that Issuer may be entitled to specific performance, including, without limitation, injunctive relief, as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach hereunder but shall be in addition to all other remedies available at law or equity.

Section 9.12 Delivery of Documents by Facsimile. Delivery of an executed counterpart of this Agreement or of any other documents in connection with this Agreement or the Transaction Documents (except any Notes or stock certificates) by facsimile will be deemed as effective delivery of an originally executed counterpart.

Section 9.13 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties (including any Purchaser or subsequent Holder) whether so expressed or not.

Section 9.14 Counterparts. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

Section 9.15 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid,

illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 9.16 Expenses. The Issuer shall pay all reasonable costs and expenses incurred by the Purchasers or any Holder (a) relating to the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the issuance of the Securities (including, without limitation, reasonable fees, office charges and expenses of counsel to the Purchasers), (b) relating to printing the instruments evidencing the Securities, (c) relating to any amendments, waivers or consents (whether or not executed) under this Agreement to the same extent as set forth in clause (a) and (b) above, (d) relating to the filing, recording, refiling and re-recording of any Transaction Document and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Transaction Document, or any other event with respect to which Issuer shall have the right to recover from any party expenses or costs paid or reimbursed to Holders, (e) incident to the enforcement by the Holders of, or the protection or preservation of any right or remedy of the Holders under, this Agreement, the other Transaction Documents or any other document or agreement furnished pursuant hereto or thereto or in connection herewith or therewith (including, without limitation, reasonable fees and expenses of counsel) and (f) relating to any bankruptcy, insolvency or other similar action or proceeding in any jurisdiction involving the Issuer. The Issuer’s obligations under this Section 9.16 shall survive the payment of the Notes. In no event shall any waiver of the provisions set forth in Section 6.2(c) with respect to any Closing Date be deemed a waiver of the payment of the fees, costs and expenses required to be paid by the Issuer to the Purchasers pursuant to the terms of this Agreement. For purposes of clarification, the Issuer hereby agrees to reimburse Schorr Parties, Passen Parties and SKH Investments LLC for all reasonable fees, costs and expenses incurred in connection with the transactions contemplated hereby promptly upon receipt of a request for payment thereof accompanied by reasonable documentation of such expenses.

Section 9.17 Specific Performance. Issuer recognizes that money damages may be inadequate to compensate the Holders for a breach by the Issuer of its obligations hereunder, and the Issuer irrevocably agrees that the Holders shall be entitled to the remedy of specific performance or the granting of such other equitable remedies as may be awarded by a court of competent jurisdiction in order to afford the Holders the benefits of this Agreement and that Issuer shall not object and hereby waive any right to object to such remedy or such granting of other equitable remedies on the grounds that money damages will be sufficient to compensate the Holders.

Section 9.18 Termination of Prior Agreements. For the avoidance of doubt, upon the effectiveness of this Agreement, the Original Note Purchase Agreement and the First Amended Purchase Agreement shall be deemed amended and restated and superseded in their entirety by this Agreement and neither the Original Note Purchase Agreement or the First Amended Purchase Agreement shall have any further force or effect.

SECTION 10

GUARANTEE

Section 10.1 The Guaranty. The Guarantor hereby guarantees as a primary obligor and not as a surety to each Purchaser and each subsequent Holder the prompt payment in full when due (whether upon stated maturity, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code) on the Notes held by the Holders thereof, and all other Note Obligations from time to time owing to the Holders by the Issuer, under this Agreement and under the Notes and by the Issuer under any of the other Transaction Documents, and all Note Obligations of the Issuer to any Holder, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby agrees that if the Issuer shall fail to pay in full when due (whether upon maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.2 Obligations Unconditional. The obligations of the Guarantor under Section 10.1 are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity, avoidance, subordination or enforceability of the obligations of the Issuer under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under this Agreement, the Notes or any other Transaction Document or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Holder or the Collateral Agent as security for any of the Guaranteed Obligations shall fail to be perfected or shall fail to have the priority contemplated by the Collateral Documents;

(e) the consent, forbearance or granting of any indulgence by, or on behalf of Holders with respect to any provision of any of the Transaction Documents;

(f) the election of any remedy available under the Transaction Documents, or on behalf of, the Holders with respect to all or any part of the Guaranteed Obligations;

(g) the absence of any attempt by, or on behalf of, the Holders to collect, or to take any other action to enforce, all or any part of the Guaranteed Obligations whether from or against the Issuer or any other Person;

(h) the election by, or on behalf of, the Holders, in any proceeding instituted under Chapter 11 of the Bankruptcy Code with respect to the Issuer or the Guarantor, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(i) any borrowing or grant of a security interest by the Issuer, as debtor-in-possession, under Section 364 of the Bankruptcy Code; or

(j) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims against the Issuer held by any of the Holders, for repayment of all or any part of the Guaranteed Obligations or any expenses.

The Guarantor hereby expressly waive diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of the Issuer or any other Person (other than the Guarantor to the extent required by the Bankruptcy Code), protest and all notices whatsoever, and any requirement that the Holders or any Affiliates thereof exhaust any right, power or remedy or proceed against the Issuer under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Purchaser thereof or the Holders upon this Guaranty or acceptance of this guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Issuer and the Holders thereof shall likewise be conclusively presumed to have been had or consummated in reliance upon this guarantee. This guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Holders thereof, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Holders thereof or any other Person at any time of any right or remedy against the Issuer or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Holders, and their successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 10.3 Reinstatement. The obligations of the Guarantor under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantor agrees that it will indemnify the Holders on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Holders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence or bad faith of such Person.

Section 10.4 Subrogation; Subordination. The Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation or otherwise, against the Issuer of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of the Issuer now or hereafter owing to any Guarantor by reason of any payment by such Guarantor under the Guaranty in this Section 10 is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. The Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of the Issuer to such Guarantor until the Note Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, the Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of the Issuer is dissolved or if substantially all of the assets of the Issuer are sold, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Holders and be paid over to Holders on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of the guarantee contained herein.

Section 10.5 Remedies. The Guarantor agrees that, as between such Guarantor and the Holders, the obligations of the Issuer under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.2) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuer) shall forthwith become due and payable by the Guarantor for purposes of Section 10.1.

Section 10.6 Instrument for the Payment of Money. The Guarantor hereby acknowledges that the guarantee in this Section 10 constitutes an instrument for the payment of money, and consents and agrees that the Holders, at their sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.7 Continuing Guaranty. The Guaranty in this Section 10 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 10.8 General Limitation on Guaranty Obligations. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of a Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Holders or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 10.9 Authorization to Amend. Holders are hereby authorized, without notice or demand and without affecting the liability of the Guarantor hereunder, from time to time, (a) to otherwise renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Guaranteed Obligations, or to otherwise modify, amend or change the terms of any of the Transaction Documents in accordance and pursuant to the terms of the relevant Transaction Document under which the relevant Guaranteed Obligations arise; (b) to accept partial payments on all or any part of the Guaranteed Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Guaranteed Obligations, this Guaranty, or any other guaranties of all or any part of the Guaranteed Obligations or other liabilities of the Issuer, or any of them; (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; and (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Guaranteed Obligations, this Guaranty, any other guaranty of all or any part of the Guaranteed Obligations, and any security or collateral for the Guaranteed Obligations or for any such guaranty, irrespective of the effect on the contribution or subrogation rights of any Guarantor. Any of the foregoing may be done in any manner, without affecting or impairing the obligations of the Guarantor hereunder.

Section 10.10 Enforcement; Application of Payments. Upon the occurrence and during the continuance of an Event of Default, the Tranche B Requisite Holders, and upon the occurrence and continuation of an Event of Default described in Section 8.1(a)(i) above, the Tranche A Requisite Holders, may proceed directly and at once, without notice, against the Guarantor to obtain performance of and to collect and recover the full amount, or any portion, of the Guaranteed Obligations owing to the Holders, without first proceeding against the Issuer or any other Person, or against any security or collateral for the Guaranteed Obligations. Subject only to the terms and provisions of the Collateral Documents and this Agreement, the

Tranche B Requisite Holders and, following the Maturity Date of the Notes, the Tranche A Requisite Holders shall have the exclusive right to determine the application of payments and credits, if any, from the Guarantor, the Issuer or any other Person, on account of the Guaranteed Obligations or any other liability of the Guarantor to any of the Holders. For the avoidance of doubt, all such application of payments and credits shall all at all times be applied pro rata among the outstanding Tranche A Notes and outstanding Tranche B Notes.

Section 10.11 Financial Information. The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Issuer and any and all other endorsers of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and the Guarantor hereby agrees that the Holders shall have no duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any of the Holders, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Holder shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any Guarantor.

Section 10.12 No Marshalling. The Guarantor consents and agrees that none of the Holders or any Person acting for or on behalf of the Holders, shall be under any obligation to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations.

Section 10.13 Enforcement; Amendments; Waivers. No delay on the part of any of the Holders in the exercise of any right or remedy arising under this Guaranty, the Collateral Documents, any of the other Transaction Documents or otherwise with respect to all or any part of the Guaranteed Obligations, the Collateral or any other guaranty of or security for all or any part of the Guaranteed Obligations shall operate as a waiver thereof, and no single or partial exercise by any of the Holders of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any of the provisions of this Guaranty shall be binding upon any of the Holders or the Collateral Agent, except as expressly set forth in a writing duly signed and delivered by the Collateral Agent and the Requisite Tranche B Holders. Failure by any of the Holders at any time or times hereafter to require strict performance by the Issuer, any other guarantor of all or any part of the Guaranteed Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Transaction Documents now or at any time or times hereafter executed by such Persons and delivered to any of the Holders shall not waive, affect or diminish any right of any of the Holders at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any of the Holders (or their respective agents, officers or employees), unless such waiver is contained in an instrument in writing, directed and delivered to the Issuer or the Guarantor, as applicable, specifying such waiver, and is signed by the Tranche B Requisite Holders. No waiver of any Event of Default by the Holders shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any of the Holders permitted hereunder shall in any way affect or impair any Holder’s rights and remedies or the obligations of the Guarantor under this Guaranty.

Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by the Issuer to any Holder shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the suit or action in which such determination was made.

Section 10.14 Release of Guarantor. Upon (i) any disposition by the Issuer of 100% of its equity interests in Guarantor to any non-affiliated Person for fair value in all respects pursuant to Section 5.2(g) hereof, and (ii) the delivery to the Collateral Agent of the net proceeds, if any, of any such transaction to be held as additional collateral for the Note Obligations then the Collateral Agent will immediately release its lien on the assets of Guarantor and the Guarantor’s obligations under this Section 10 shall terminate, and the Collateral Agent and the Holders shall execute and deliver to Guarantor reasonable and customary documentation effecting the same, at Guarantor’s reasonable expense.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ISSUER:

SPIRIT AIRLINES, INC., a Delaware corporation

By:	/s/ Ben Baldanza
Name:	Ben Baldanza
Title:	Chief Executive Officer

GUARANTOR:

SPIRIT AVIATION SERVICES, LLC, a Michigan limited liability company

By:	SPIRIT AIRLINES, INC.,
its sole member

	By:	/s/ Ben Baldanza
	Name:	Ben Baldanza
	Title:	Chief Executive Officer

COLLATERAL AGENT:

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION

By:	/s/ Michael D. Hoggan
Name:	Michael D. Hoggan
Title:	Vice President

OAKTREE PURCHASERS:

OCM SPIRIT HOLDINGS II, LLC

By:	Oaktree Capital Management, LLC,
its managing member

	By:	/s/ Richard J. Goldstein
	Name:	Richard J. Goldstein
	Title:	Managing Director

	By:	/s/ Jimmy L. Price, III
	Name:	Jimmy L. Price, III
	Title:	Vice President

OCM SPIRIT HOLDINGS III, LLC

By:	Oaktree Capital Management, LLC,
its managing member

	By:	/s/ Richard J. Goldstein
	Name:	Richard J. Goldstein
	Title:	Managing Director

	By:	/s/ Jimmy L. Price, III
	Name:	Jimmy L. Price, III
	Title:	Vice President

OCM SPIRIT HOLDINGS III-A, LLC

By:	Oaktree Capital Management, LLC,
its managing member

	By:	/s/ Richard J. Goldstein
	Name:	Richard J. Goldstein
	Title:	Managing Director

	By:	/s/ Jimmy L. Price, III
	Name:	Jimmy L. Price, III
	Title:	Vice President

INDIGO PURCHASERS:

INDIGO MIRAMAR LLC, a Delaware limited liability company

By:	INDIGO MANAGEMENT LLC, a Delaware limited liability company, its manager

By:	/s/ William A. Franke
	Name:	William A. Franke
	Its:	Manager

INDIGO FLORIDA, L.P., a Cayman Islands exempted limited partnership

By:	INDIGO PACIFIC PARTNERS L.P., a Cayman Islands exempted limited partnership, its general partner

By:	INDIGO PACIFIC MANAGEMENT LP,
A Cayman Islands exempted limited partnership, its general partner

By:	INDIGO PACIFIC CAPITAL LLC,
a Delaware limited liability company, its general partner

By:	INDIGO PACIFIC PARTNERS LLC,
a Delaware limited liability company, its sole member

By:	/s/ William A. Franke
	Name:	William A. Franke
	Its:	Managing Member

EXISTING PURCHASERS:

/s/ Jacob M. Schorr, Ph.D
JACOB M. SCHORR, PH.D

/s/ Julianne B. Schorr
JULIANNE B. SCHORR

/s/ Mark Kahan
MARK KAHAN

/s/ Selvin Passen
SELVIN PASSEN

NEVADA SPIRIT, LLC

By:	Passen Enterprises, LLC, Sole Member

By:	/s/ Selvin Passen
Selvin Passen, M.D., Manager

THE DAVID B. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977

By:	/s/ Julianne B. Schorr
Julianne B. Schorr, its Trustee

THE ELLIOT A. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977

By:	/s/ Julianne B. Schorr
Julianne B. Schorr, its Trustee

THE RAPHAEL A. SCHORR TRUST U/T/A DATED DECEMBER 31, 1977

By:	/s/ Julianne B. Schorr
Julianne B. Schorr, its Trustee

THE DINA L. SCHORR TRUST U/T/A DATED JULY 1, 1980

By:	/s/ Jacob M. Schorr
Jacob M. Schorr, Ph.D, its Trustee

TAURUS INVESTMENT PARTNERS LLC, an Alaskan limited liability company

By:	/s/ Jacob M. Schorr
Name:	Jacob M. Schorr, Ph.D
Title:	Managing Member

EXHIBIT A

PARI PASSU INDEBTEDNESS

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

SUBORDINATED INDEBTEDNESS

EXHIBIT D-1

FORM OF TRANCHE A NOTE

EXHIBIT D-2

FORM OF TRANCHE B NOTE

EXHIBIT E-1

PRE-CLOSING SECURITIES

EXHIBIT E-2

INITIAL CLOSING SECURITIES

EXHIBIT F

RELATIVE PERCENTAGES

EXHIBIT G

FORM OF SECRETARY’S CERTIFICATE

EXHIBIT H

FORM OF OFFICER’S CERTIFICATE

EXHIBIT I

EXECUTED SECURITY DOCUMENTS

EXHIBIT J

CERTIFICATE OF AMENDMENT

SCHEDULE 1

TARGET POINTS

REGARDING RETIRED MD-80 CHARGES

SCHEDULE 2